Exhibit 10.5

EXECUTION VERSION

SECOND LIEN CREDIT AGREEMENT

dated as of

June 9, 2014

among

NEFF HOLDINGS LLC,

as Holdings,

NEFF LLC,

as Parent,

NEFF RENTAL LLC,

as Borrower,

THE LENDERS PARTY HERETO,

and

CREDIT SUISSE AG,

as Administrative Agent and Collateral Agent,

and

CREDIT SUISSE SECURITIES (USA) LLC and JEFFERIES FINANCE LLC,

as Joint Bookrunners and Joint Lead Arrangers,

and

JEFFERIES FINANCE LLC,

as Syndication Agent

v

SCHEDULES

Schedule 1.01	—	Guarantors
Schedule 2.01	—	Lenders and Commitments
Schedule 3.08	—	Subsidiaries
Schedule 3.09	—	Litigation
Schedule 3.10	—	Restrictive Agreements
Schedule 3.14	-	Tax Returns
Schedule 3.16	—	Employee Benefit Plans
Schedule 3.17	—	Environmental Matters
Schedule 3.18	—	Insurance
Schedule 3.19	—	UCC Filing Offices
Schedule 3.20(a)	—	Owned Real Property
Schedule 3.20(b)	—	Leased Real Property
Schedule 3.25	—	Intellectual Property
Schedule 5.12	—	Post-Closing Collateral Matters
Schedule 6.01(d)	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.05	—	Existing Investments
Schedule 6.16	—	Affiliate Transactions

EXHIBITS

Exhibit A	—	Form of Administrative Questionnaire
Exhibit B	—	Form of Assignment and Acceptance
Exhibit C	—	Form of Borrowing Request
Exhibit D-1	—	Form of Guarantee and Collateral Agreement
Exhibit D-2	—	Form of Pledge Agreement
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Affiliate Subordination Agreement
Exhibit G-1	—	Form of U.S. Tax Compliance Certificate
Exhibit G-2	—	Form of U.S. Tax Compliance Certificate
Exhibit G-3	—	Form of U.S. Tax Compliance Certificate
Exhibit G-4	—	Form of U.S. Tax Compliance Certificate

i

SECOND LIEN CREDIT AGREEMENT dated as of June 9, 2014 (this “Agreement”), among NEFF RENTAL LLC, a Delaware limited liability company (the “Borrower”), NEFF LLC, a Delaware limited liability company (the “Parent”), NEFF HOLDINGS LLC, a Delaware limited liability company (“Holdings”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article 1), and CREDIT SUISSE AG (“Credit Suisse”), as administrative agent (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto in such capacity, the “Collateral Agent”) for the Lenders.

The Borrower has requested the Lenders to extend credit in the form of Loans on the Closing Date in an aggregate principal amount not in excess of $575,000,000. The Borrower shall use the proceeds of the Loans solely (i) to redeem its outstanding 9.625% Senior Secured Notes due 2016 (the “Existing Notes”) in full in accordance with the indenture related thereto, (ii) to recapitalize its capital structure by paying a cash distribution on the Closing Date to direct and indirect holders of its Equity Interests in an aggregate amount not to exceed $355,000,000 (the “2014 Distribution”), (iii) for general corporate purposes and (iv) to pay fees and expenses incurred in connection with the Transactions, including prepayment premiums in connection with the redemption of the Existing Notes.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.            Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” shall have the meaning assigned to such term in the definition of “Permitted Acquisition.”

“Additional Lenders” shall mean any Eligible Assignee (other than an Affiliated Lender or Purchasing Borrower Party) that makes an Incremental Loan pursuant to Section 2.24.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves; provided that the Adjusted LIBO Rate shall not be less than 1.00% per annum.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person; provided, however, that, for purposes of the definition of “Eligible Assignee” and Section 6.16, the term “Affiliate” shall also include any Person that directly or indirectly owns 5% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.

“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit F pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Affiliated Lender” shall mean the Sponsor and any other Affiliate of any Loan Party, other than Holdings and any Subsidiary of Holdings, in each case, that becomes an assignee pursuant to Section 9.04.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Agreement” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that Holdings, Parent, Borrower or any Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated on such date.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00%, and (c) the Adjusted LIBO Rate for a one month Interest Period determined on such day (or, if such day is not a Business Day, the immediately preceding Business Day) determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such date by reference to the Intercontinental Exchange Benchmark Administration (or successor thereto) plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.26.

“Applicable Law” shall mean all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable Margin” shall mean, for any day (a) with respect to any Eurodollar Loan, 6.25% per annum and (b) with respect to any ABR Loan, 5.25% per annum.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by any Loan Party or any of the Restricted Subsidiaries to any Person other than any Loan Party of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of any Loan Party or any of the Restricted Subsidiaries (other than (i) Inventory, damaged, obsolete or worn out assets, scrap and Cash Equivalents, in each case, disposed of in the Ordinary Course of Business, (ii) dispositions between or among Restricted Subsidiaries that are not Guarantors, (iii) one or more sales, transfers or other dispositions generating Net Cash Proceeds not in excess of $7,500,000 in the aggregate per fiscal year and (iv) Sale and Leaseback Transactions).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form (including electronic documentation generated by ClearPar, Markitclear or other electronic platform) by as shall be approved by the Administrative Agent.

“Available Amount” shall mean, on any date of determination, an amount equal to difference between:

(a)                                 the sum of:

(i)                                     $30,000,000 (less the aggregate amount of Investments made in Unrestricted Subsidiaries or joint ventures pursuant to Section 6.05(o)), plus

(ii)                                  the Cumulative Retained Excess Cash Flow Amount on such date, plus

(iii)                               the net cash proceeds from (A) the issuance of Equity Interests of Holdings after the Closing Date (other than Disqualified Stock) and (B) all contributions of cash common equity to Holdings, plus

(iv)                              the aggregate net cash proceeds and the fair market value (as determined in good faith by the Board of Directors of Holdings) of property or assets received by Holdings, Parent, the Borrower or any Restricted Subsidiary from the issuance and sale by Holdings, Parent, the Borrower or any Restricted Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Equity Interests of Holdings or a direct or indirect parent entity of Holdings, Parent, the Borrower or any such Restricted Subsidiary (other than Disqualified Stock); plus

(v)                                 to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of the Investment, the proceeds received by Holdings, Parent, Borrower or any Restricted Subsidiary after the Closing Date in connection with cash returns, cash profits, cash distributions and similar cash amounts, repayments of loans in cash, in each case received on any Investment made after the Closing Date pursuant to Section 6.05(n) (in an amount not to exceed the original amount of such Investment); plus

(vi)                              an amount equal to the sum of (A) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated into, Holdings, Parent, the Borrower or any Restricted Subsidiary, the amount of the Investments of Holdings, Parent, the Borrower or any Restricted Subsidiary in such Subsidiary made after the Closing Date pursuant to Section 6.05(n) (in an amount not to exceed the original amount of such Investment) and (B) the fair market value of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to Holdings, Parent, the Borrower or any Restricted Subsidiary after the Closing Date from any dividend or other distribution by an Unrestricted Subsidiary (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary made pursuant to Section 6.05(n)); minus

(b)                                 the aggregate amount of the Available Amount previously utilized pursuant to Section 6.04(a)(vi), Section 6.05(n) and Section 6.08(b)(ii).

“Bankruptcy Code” shall mean Title 11 of the United States Code.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City or Miami, Florida are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, the additions to property, plant and equipment (including Rental Fleet and Equipment) and other capital expenditures of Parent, the Borrower and the Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdings for such period prepared in accordance with GAAP, excluding any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For the avoidance of doubt, obligations in respect of rental splits shall not be deemed to be, and shall not be, Capital Lease Obligations.

“Cash Equivalents” shall mean:

(a)                                 direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b)                                 readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having a rating of BBB+ or higher from S&P or Baa1 or higher from Moody’s with maturities of twenty-four (24) months or less from the date of acquisition;

(c)                                  commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(d)                                 certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent, or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000;

(e)                                  fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) above;

(f)                                   shares of any money market mutual or similar fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) through (e) above, (ii) has net assets of not less than $500,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s; and

(g)                                  other short-term investments utilized by Foreign Restricted Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“CERCLA” shall mean the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” shall mean the occurrence of any of the following events:

(a)                                 at any time prior to the consummation of a Qualifying IPO, the Permitted Investors cease to “beneficially own” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), or to have the power to vote or direct the voting of, Voting Stock of Holdings representing more than fifty percent (50%) of the voting power of the total outstanding Voting Stock of Holdings;

(b)                                 at any time as of or after the consummation of a Qualifying IPO, any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Investors) shall become the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock of the Qualifying IPO Issuer representing more than the greater of (i) thirty-five percent (35%) of the voting power of the total outstanding Voting Stock of the Qualifying IPO Issuer and (ii) the percentage of the then-outstanding Voting Stock of the Qualifying IPO Issuer owned directly or indirectly by the Permitted Investors collectively at such time;

(c)                                  after the consummation of a Qualifying IPO, during any period of twelve (12) consecutive months, the board of directors of the Qualifying IPO Issuer shall not, for any reason other than death or disability, consist of a majority of the Continuing Directors;

(d)                                 Holdings ceases to own and control, directly or indirectly, all of the voting rights associated with all of the outstanding Equity Interests of Parent and Borrower; or

(e)                                  a “Change of Control” shall occur under and as defined in the Revolving Credit Facility Documentation.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean June 9, 2014.

“Closing Date Commitment” shall mean, as to any Lender, the obligation of such Lender, if any, to make a Closing Date Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Closing Date Commitment” opposite such Lender’s name on Schedule 2.01, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Closing Date Commitments is $575,000,000.

“Closing Date Loan” shall have the meaning assigned to such term in Section 2.01.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” as defined in any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Commitment” shall mean, as to any Lender, the obligation of such Lender, if any, to make a Loan to the Borrower under this Agreement, including its Closing Date Commitment and Incremental Commitment.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated May, 2014.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and (except with respect to clause (ix)) to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) any provision for taxes based on income, capital or profits, including state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period (including Permitted Tax Distributions), (iii) depreciation for such period, (iv) amortization expense for such period, (v) (A) reasonable and customary fees and expenses in connection with the Transactions and the 2013 Notes Transactions (as defined in the Revolving Credit Facility) including any payment of fees under the Fee Letters (as defined in the Revolving Credit Facility) and any consent payments paid in connection with the Consent Solicitation (as defined in the Revolving Credit Facility) for such period and (B) incentive bonuses and other compensation, if any, paid or payable to employees and/or to members of the board of managers (or equivalent) in connection with the consummation of the Transactions for such period, (vi) all other non-cash charges for such period (including the amount of (A) compensation deduction as the result of any grant of Equity Interests to employees, officers, directors, managers or members of management and (B) asset write-downs but excluding the write-down of any accounts receivable), (vii) losses, expenses or charges arising from discontinued operations and/or the sale of capital assets for such period (excluding losses from the sale of Rental Fleet and Equipment and other Inventory in the Ordinary Course of Business), (viii) any extraordinary and non-recurring expenses or losses for such period, (ix) subject to Section 1.03, restructuring expenses or charges, operating expense reductions, cost savings and synergies (collectively, “Cost Savings”) projected by the Borrower in good faith to be realized in connection with any Pro Forma Transactions and/or other initiatives after the Closing Date (in each case as though such Cost Savings had been realized on the first day of such period and as if such Cost Savings were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) with respect to Cost Savings, a duly completed certificate signed by a Financial Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 5.04, certifying that such Cost Savings are (x) reasonably supportable and quantifiable in the good faith judgment of the Borrower, and (y) reasonably anticipated to be realized within one year after the consummation of the transaction or initiative that is expected to result in such Cost Savings and (B) no Cost Savings shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise; provided, further that the aggregate amount added back pursuant to this clause (ix) shall not exceed 15.0% of

Consolidated EBITDA with respect to such period (prior to giving effect to the add-back pursuant to this clause (ix)), (x) expenses and charges incurred in connection with the consummation of Permitted Acquisitions, the issuance of Qualified Capital Stock or the incurrence of, or amendments to, Indebtedness (in each case, whether or not the applicable Permitted Acquisition, issuance of Qualified Capital Stock or incurrence of, or amendments to, Indebtedness is consummated), (xi) expenses attributable to minority interests (excluding dividends and other distributions paid or payable in cash to the holders of such minority interests), (xii) expenses in connection with rental splits, (xiii) expenses and charges in connection with impairment of goodwill and other intangible assets and (xiv) out-of-pocket expenses incurred by Permitted Investors (or any of their principals, employees, agents or other representatives) in connection with its performance of management, consulting, monitoring, financial advisory or other services provided to Holdings and its Subsidiaries and minus (b) without duplication and to the extent included in calculating Consolidated Net Income, (i) gains arising from discontinued operations and/or the sale of capital assets for such period (excluding gains from the sale of Rental Fleet and Equipment and other Inventory in the Ordinary Course of Business) and all other non-cash gains for such period, (ii) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(vi) above in a previous period and (iii) any extraordinary, unusual or non-recurring gains for such period and all non-cash items of income (other than the accrual of revenue or recording of receivables in the Ordinary Course of Business) for such period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of Parent, the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of Parent, the Borrower and the Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Parent, the Borrower or any Restricted Subsidiary with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the net income or loss of Parent, the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that net income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary (except as contemplated by Section 1.03), (b) the income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Parent, the Borrower or any Restricted Subsidiary or the date that such Person’s assets are acquired by Parent, the Borrower or any Restricted Subsidiary, and (c) the income of any Person in which any other Person (other than Parent, the

Borrower or a Wholly Owned Restricted Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to Parent, the Borrower or a Wholly Owned Restricted Subsidiary by such Person during such period.

“Consolidated Tangible Assets” shall mean, with respect to Holdings as of any date, the amount which, measured as of the most recent date for which financial statements have been delivered pursuant to Section 5.04(a) or (b), in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of Holdings, less all goodwill, Intellectual Property, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP.

“Continuing Directors” means the directors or managers of the Qualifying IPO Issuer, and each other director or manager, if, in each case, such other director’s or manager’s nomination for election to the board of directors of the Qualifying IPO Issuer is recommended by at least a majority of the then Continuing Directors or such other director or manager is approved by, or receives the vote of, the Permitted Investors in his or her election by the holders of the Equity Interests of the Qualifying IPO Issuer.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Cost Savings” shall have the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Credit Suisse” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, not less than zero, determined on a cumulative basis equal to the amount of Excess Cash Flow for all completed Excess Cash Flow Periods that is not (and, in the case of any fiscal year where the respective required date of prepayment has not yet occurred pursuant to Section 2.13(b), will not on such date of required prepayment be) required to be applied in accordance with Section 2.13(b) (prior to giving effect to any Optional Prepayment Amount).

“CWA” shall mean the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

“Debt Fund Affiliate” shall mean any Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business and with respect to which an Affiliate of a Loan Party does not (or did not), directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Debtor Relief Laws” means Title 11 of the United States Code, as now constituted or hereafter amended, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.23(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to any Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designation” shall have the meaning assigned to such term in Section 5.11(a).

“Disqualified Institution” shall mean (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent and made available to any Lender upon request of such Lender and (b) any other Person that is a competitor of any Loan Party or their Subsidiaries that has been designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent and made available to any Lender upon request of such Lender and each affiliate thereof that is reasonably identifiable based solely on its name (other than banks, financial institutions or bona fide debt funds or investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for which no personnel involved with the management of such competitor or affiliate thereof, as applicable, (i) makes any investment decisions or (ii) has access to any information (other than information publicly available) relating to the Borrower or any entity that forms a part of the Borrower’s business (including subsidiaries of the Borrower)).

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is 121 days after the Latest Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date that is 121 days after the Latest Maturity Date.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Restricted Subsidiary” shall mean a Domestic Subsidiary that is a Restricted Subsidiary.

“Domestic Subsidiary” shall mean any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Dutch Auction” shall mean an auction of Loans conducted by Holdings or any Subsidiary thereof (i) pursuant to Section 9.04(k) to allow an Affiliated Lender to acquire Loans at a discount to par value and on a non-pro rata basis or (ii) pursuant to Section 9.04(m) to allow a Purchasing Borrower Party to prepay Loans at a discount to par value and on a pro rata or non-pro rata basis, in each case in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures” shall mean with respect to a purchase of Loans by an Affiliated Lender pursuant to Section 9.04(k) or with respect to a purchase or prepayment of Loans by a Purchasing Borrower Party pursuant to Section 9.04(m), Dutch auction procedures as reasonably agreed upon by such Affiliated Lender or Purchasing Borrower Party, as the case may be, and the Administrative Agent.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) a Related Fund of a Lender, (iv) any other Person (other than a natural person) approved by the Administrative Agent and (v) subject to the terms of Sections 9.04(k) through (m), Affiliated Lenders and Purchasing Borrower Parties; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender.

“Environmental Laws” shall mean all Applicable Laws (including all permits or other legal requirements, agreements or restrictions issued by or entered into with a Governmental Authority), relating to pollution, the protection of human health (to the extent relating to exposure to hazardous materials) or the environment, including CERCLA, RCRA and CWA.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) any Environmental Law, including any non-compliance or liability thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) an Environmental Release or threatened Environmental Release or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Notice” shall mean written notice from any Governmental Authority or other Person of any alleged noncompliance with, investigation of a potential violation of, litigation relating to, or potential fine under, any Environmental Law or arising from an Environmental Release or threatened Environmental Release, or relating to any Environmental Liability, including any complaint, summons, citation, order, claim, demand or request for corrective action, remediation or otherwise.

“Environmental Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing (including the abandonment or discarding of barrels, containers, and other closed receptacles) of any Hazardous Material into the indoor or outdoor environment.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the failure to meet the minimum funding standard of Sections 412 or 430 of the Code with respect to any Pension Plan (whether or not waived) or the failure to make any required contribution to a Multiemployer Plan (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; or (h) the failure of any Pension Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” shall have the meaning assigned to such term in Article 7.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, the excess of (a) the sum of (i) Consolidated EBITDA for such Excess Cash Flow Period (excluding any non-cash items increasing Consolidated EBITDA pursuant to clause (a)(ix) of the definition thereof) and (ii) any decrease in working capital (excluding cash and cash equivalents but including changes in Inventory) of Holdings, Parent, the Borrower and the Restricted Subsidiaries for such Excess Cash Flow Period in excess of $20,000,000; over (b) the sum, without duplication, of (i) any provision for taxes based on income, capital, or profits, including state, franchise and similar taxes and foreign withholding taxes paid (without duplication of any deduction in any prior Excess Cash Flow Period for taxes accrued) or accrued and due and payable within 105 days of the end of such Excess Cash Flow Period during such period (including without duplication Permitted Tax Distributions paid in cash by Holdings, Parent, the Borrower and the Restricted Subsidiaries) with respect to such Excess Cash Flow Period, (ii) Consolidated Interest Expense for such Excess Cash Flow Period, (iii) Capital Expenditures and Investments permitted under Section 6.05 (other than Sections 6.05(a), (b), (c), (e) and any other intercompany Investments between or among Holdings, Parent, the Borrower and any

Restricted Subsidiaries) made or consummated during such Excess Cash Flow Period, in each case to the extent funded with Internally Generated Cash Flow, (iv) permanent repayments of Indebtedness (other than (x) mandatory prepayments of Loans under Section 2.13(a), (b) or (c) and (y) optional prepayments of the Loans made pursuant to Section 2.12 and the amount of cash paid for Loans acquired by a Purchasing Borrower Party and cancelled in accordance with Section 9.04(m) and pursuant to Dutch Auction procedures open to all Lenders on a pro rata basis) made by Holdings, Parent, the Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period with Internally Generated Cash Flow, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) cash expenditures made during such Excess Cash Flow Period that increased Consolidated EBITDA for such Excess Cash Flow Period pursuant to clause (a)(v), (a)(viii), (a)(x), (a)(xii) and (a)(xiv) of the definition of “Consolidated EBITDA,” (vi) any increase in working capital (other than cash and cash equivalents but including changes in Inventory) of Holdings, Parent, the Borrower and its Restricted Subsidiaries for such Excess Cash Flow Period in excess of $20,000,000, (vii) the aggregate consideration required to be paid in cash by Holdings, Parent, the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts entered into during such period (the “Contract Consideration”) relating to Permitted Acquisitions or Capital Expenditures to be consummated or made within 365 days following the end of such Excess Cash Flow Period; provided that to the extent the amount actually utilized to fund such Permitted Acquisition or Capital Expenditure during such 365-day period from Internally Generated Cash Flow is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period and (viii) cash payments against non-cash charges accrued in a prior Excess Cash Flow Period (and that reduced Excess Cash Flow in such prior period).

“Excess Cash Flow Period” shall mean each fiscal year of Holdings, commencing with its fiscal year ending December 31, 2015.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21(a)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such

Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Notes” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Extended Loans” shall have the meaning assigned to such term in Section 2.22(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.22(a).

“Extension” shall have the meaning assigned to such term in Section 2.22(a).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.22(c).

“Extension Offer” shall have the meaning assigned to such term in Section 2.22(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” shall have the meaning assigned to such term in Section 3.26.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Restricted Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean United States generally accepted accounting principles applied on a basis consistent with the financial statements delivered pursuant to Section 4.01(p).

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit D-1, among Holdings, Parent, the Borrower, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantors” shall mean Holdings, Parent, each Restricted Subsidiary listed on Schedule 1.01 and each other Restricted Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement.

“Hazardous Materials” shall mean any “hazardous waste,” “hazardous material,” “hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or term of similar import as defined, regulated or for which liability may arise under any applicable Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holdings” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Incremental Cap” shall mean the sum of (x) $75,000,000 and (y) an additional amount such that the Total Leverage Ratio shall be equal to or less than 5.25 to 1.00 on a pro forma basis, as if such Indebtedness had been outstanding on the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), evidence of which shall have been certified by a Financial Officer of the Borrower in an officer’s certificate delivered to the Administrative Agent.

“Incremental Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.24, to make Incremental Loans to the Borrower.

“Incremental Facility” shall have the meaning assigned to such term in Section 2.24(a).

“Incremental Facility Amendment” shall have the meaning assigned to such term in Section 2.24(a).

“Incremental Facility Closing Date” shall have the meaning assigned to such term in Section 2.24(a).

“Incremental Loans” shall have the meaning assigned to such term in Section 2.24(a).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding rental splits, trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (up to the value of such property), whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all Synthetic Lease Obligations of such Person, (j) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (k) all obligations of such Person in respect of any Disqualified Stock, (l) all reimbursement obligations of such Person as an account party in respect of letters of credit and (m) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Insolvency Proceeding” shall mean any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property” shall mean (i) all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases, (ii) all embodiments or fixations thereof and all related documentation, applications, registrations and franchises, (iii) all licenses or other rights to use any of the foregoing and (iv) all books and records relating to the foregoing.

“Intellectual Property Claim” shall mean any claim or assertion (whether in writing or by suit) that any Loan Party’s or a Restricted Subsidiary’s ownership, use, marketing, sale or distribution of any Intellectual Property or other Property violates another Person’s Intellectual Property.

“Intercreditor Agreement” shall mean that certain intercreditor agreement dated as of the date hereof among Holdings, Parent and the Borrower, the Subsidiaries of the Parent party thereto, the Revolving Agent and the Administration Agent.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Cash Flow” shall mean cash and Cash Equivalents on the balance sheet not constituting, without duplication, (i) proceeds of Indebtedness of Parent, the Borrower and the Restricted Subsidiaries, (ii) proceeds of issuances of Equity Interests of, or capital contributions to, Parent, the Borrower and the Restricted Subsidiaries, (iii) proceeds of any casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) proceeds of any Reinvestment Deferred Amount and (v) amounts constituting the Cumulative Retained Excess Cash Flow Amount.

“Inventory” means any “inventory,” as such term is defined in the UCC, including Rental Fleet and Equipment, now owned or hereafter acquired by any Loan Party, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplied and embedded software.

“Investment” shall have the meaning assigned to such term in Section 6.05.

“Junior Debt” shall mean (i) unsecured Indebtedness, (ii) Subordinated Debt and (iii) Junior Secured Debt.

“Junior Secured Debt” shall mean Indebtedness that is a secured by a Lien on the Collateral that is junior to the Collateral Agent’s Lien on the Collateral.

“Latest Maturity Date” shall mean, at any time of determination, the latest maturity or expiration date applicable to any Loan hereunder at such time.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance), (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance and (c) Additional Lenders, if any.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the Intercontinental Exchange Benchmark Administration (or successor thereto) for Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other readily available service reasonably selected by the Administrative Agent in consultation with the Borrower that has been nominated by the Intercontinental Exchange Benchmark Administration (or successor thereto) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” shall mean, as of any date, the sum of, without duplication, (A)(i) Excess Availability (as defined in the Revolving Credit Facility) as of such date or (ii) if such term is not defined in the Revolving Credit Facility as of such date, the aggregate amount of unused commitments under the Revolving Credit Facility available to be borrowed as of such date and (B) unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date.

“Liquidity Conditions” shall mean, immediately before and after giving effect to any mandatory prepayment under Section 2.13(b) for any Excess Cash Flow Period, Liquidity of not less than $65,000,000; provided that, for purposes of Section 2.13(b), if the Revolving Credit Facility ceases to be an asset-based revolving credit facility that is subject to a borrowing base, the Liquidity Conditions shall be deemed to have been satisfied.

“Loan Documents” shall mean this Agreement, the Security Documents, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e), any Permitted Amendment and any other document executed in connection with the foregoing.

“Loan Parties” shall mean Holdings, Parent, the Borrower and the other Guarantors.

“Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean any event or circumstance that has a material adverse effect on (a) the business, operations, Properties, or financial condition of the Loan Parties and the Restricted Subsidiaries, taken as a whole; (b) the ability of the Loan Parties taken as a whole to perform their obligations under the Loan Documents, including repayment of any Obligations; or (c) the ability of the Administrative Agent, the Collateral Agent or any Lender to enforce or collect the Obligations or to realize upon the Collateral.

“Material Contract” shall mean any agreement or arrangement to which any Loan Party is party (other than the Loan Documents), the failure of which to keep in full force and effect could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” shall mean (a) the Revolving Credit Facility and (b) Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of any Loan Party or any Restricted Subsidiary in an aggregate principal amount exceeding $30,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Loan Parties or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

“Material Lease” shall mean any lease to which any Loan Party or any Restricted Subsidiary is party, the failure of which to keep in full force and effect could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” shall mean June 9, 2021; provided that the reference to “Maturity Date” with respect to Incremental Loans shall be the final maturity date as specified in the applicable Incremental Facility Amendment and with respect to Extended Loans shall be the final maturity date as specified in the applicable Extension Offer.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.22(b).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions or with respect to which the Borrower could reasonably be expected to incur liability.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including customary broker’s fees or commissions, legal and accounting fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid (x) with such proceeds or (y) because the asset sold is removed from a borrowing base supporting such Indebtedness (other than any such Indebtedness assumed by the purchaser of such asset and other than Junior Secured Debt); provided, however, that, if (x) the Borrower delivers a Reinvestment Notice to the Administrative Agent within ten Business Days of receipt of such proceeds and (y) no Event of Default shall have occurred and shall be continuing at the time of such Reinvestment Notice or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so applied during the Reinvestment Period, at which time such proceeds shall be deemed to be Net Cash Proceeds and (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs, underwriting discounts, prepayment premiums and other expenses incurred in connection therewith or the use of proceeds thereof.

“Non-Debt Fund Affiliate” shall mean any Affiliated Lender other than a Debt Fund Affiliate.

“Non-Recourse Debt” shall mean Indebtedness of an Unrestricted Subsidiary:

(1)                                 as to which no Loan Party nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) (other than with respect to a pledge of, or the grant of a Lien on, Equity Interests in such Unrestricted Subsidiary), (b) is directly or indirectly liable as a guarantor or otherwise (other than with respect to a pledge of, or the grant of a Lien on, Equity Interests in such Unrestricted Subsidiary), or (c) constitutes the lender; and

(2)                                 no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than this Agreement or the Revolving Credit Facility) of any Loan Party or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any Insolvency Proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties and the Restricted Subsidiaries to the Administrative Agent, the Collateral

Agent or to any Lender whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs or expenses (including all fees, charges and disbursements of counsel to the Agents or to any Lender that are required to be paid by the Borrower pursuant hereto).

“OFAC” shall have the meaning assigned to such term in Section 3.26.

“Optional Prepayment Amount” shall mean, for any Excess Cash Flow Period, the aggregate amount of (x) all optional prepayments of the Loans during such Excess Cash Flow Period and (y) all Loans acquired by a Purchasing Borrower Party in accordance with Section 9.04(m)(ii)(A) and cancelled in accordance with Section 9.04(m) during such Excess Cash Flow Period, in each case to the extent such prepayment or purchase is funded with Internally Generated Cash Flow; provided that for purposes of clause (y), the Optional Prepayment Amount shall include only the aggregate amount of cash actually paid by such Purchasing Borrower Party in respect of the principal amount of the Loans so acquired and cancelled.

“Ordinary Course of Business” shall mean the ordinary course of business of the Loan Parties or any Restricted Subsidiary, undertaken in good faith.

“Organic Documents” shall mean with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability company agreement, operating agreement, members agreement, stockholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

“OSHA” shall mean the Occupational Safety and Health Act of 1970.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(a)).

“Participant” shall have the meaning assigned to such term in Section 9.04(f).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“Payment Item” shall mean each check, draft or other item of payment payable to any Loan Party or a Restricted Subsidiary, including those constituting proceeds of any Collateral.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by the Borrower or with respect to which the Borrower could reasonably be expected to incur liability (including under Section 4069 of ERISA).

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit A to the Guarantee and Collateral Agreement.

“Perfection Certificate Supplement” shall mean a supplement to the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect acquisition of all or substantially all the assets of a Person or line of business of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that

(i)                             the Acquired Entity shall be a Person organized under the laws of the United States of America, any State thereof or the District of Columbia and shall be engaged in a line of business that complies with Section 6.15;

(ii)                            at the time of such transaction both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(iii)                             the Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing in form and substance reasonably satisfactory to the Administrative Agent;

(iv)                           the applicable acquiring Loan Party shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.09 and the Security Documents (it being understood, for the avoidance of doubt, that each Acquired Entity shall become a Guarantor); and

(v)                            to the extent received by Holdings, Parent or the Borrower, shall have been delivered to the Administrative Agent the most recent historical financial statements in respect of the Acquired Entity (but not more than three years of historical financial statements).

“Permitted Amendment” shall mean any Extension Amendment or Incremental Facility Amendment.

“Permitted Investors” shall mean private investment funds managed by Wayzata Investment Partners, LLC and its Affiliates (excluding any portfolio company).

“Permitted Junior Priority Refinancing Debt” shall mean secured Indebtedness incurred by the Borrower in the form of one or more series of junior lien secured notes or junior lien secured loans incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in conversion of, or exchange for, or to extend, renew, replace or refinance, in whole or in part, Loans hereunder; provided that (a) such Indebtedness is secured by Liens on the Collateral on a junior basis to the Liens on the Collateral securing the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness is not guaranteed by any Person that is not a Loan Party, (c) the terms of such Indebtedness, as compared to the Loans being extended, renewed, replaced or refinanced, are not materially less favorable, in the aggregate, to the Loan Parties, the Restricted Subsidiaries and the Lenders, (d) the proceeds of such Indebtedness are applied immediately upon incurrence to refinance the Loans being refinanced, (e) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Loans being refinanced plus unpaid accrued interest and premium thereon, any committed or undrawn and other reasonable amounts paid and underwriting discounts, fees, commissions and expenses associated with such Refinancing Indebtedness, except as otherwise permitted under Section 6.01 and, if applicable, Section 6.02 (so long as such additional amounts are deemed utilization of the applicable basket under Section 6.01 and, if applicable, 6.02, and not the Permitted Junior Priority Refinancing Debt exception), (f) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is 91 days after the Latest Maturity Date (determined immediately prior to the time such Indebtedness is incurred) and (g) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent reflecting the priority of such Indebtedness as junior to the Obligations.

“Permitted Liens” shall mean the collective reference to (i) in the case of Collateral other than Pledged Capital Stock, Liens permitted by Section 6.02 and (ii) in the case of Collateral consisting of Pledged Capital Stock, non-consensual Liens permitted by Section 6.02 and Liens permitted by Sections 6.02(c) and 6.02(j)(ii).

“Permitted Pari Passu Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in conversion of, or exchange for, or to extend, renew, replace or refinance, in whole or in part, Loans hereunder; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis with the Obligations and is not secured by any property or assets of Holdings, Parent, the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness is not guaranteed by any

Person that is not a Loan Party, (c) the terms of such Indebtedness, as compared to the Loans being extended, renewed, replaced or refinanced, are not materially less favorable, in the aggregate, to the Loan Parties, the Restricted Subsidiaries and the Lenders, (d) the proceeds of such Indebtedness are applied immediately upon incurrence to refinance the Loans being refinanced, (e) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Loans being refinanced plus unpaid accrued interest and premium thereon, any committed or undrawn and other reasonable amounts paid and underwriting discounts, fees, commissions and expenses associated with such Refinancing Indebtedness, except as otherwise permitted under Section 6.01 and, if applicable, Section 6.02 (so long as such additional amounts are deemed utilization of the applicable basket under Section 6.01 and, if applicable, 6.02, and not the Permitted Pari Passu Priority Refinancing Debt exception), (f) such Indebtedness does not mature prior to the Latest Maturity Date (determined immediately prior to the time such Indebtedness is incurred), (g) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an intercreditor agreement, which for avoidance of doubt may include becoming a party to the Intercreditor Agreement by way of a joinder, in either case in form and substance reasonably satisfactory to the Administrative Agent reflecting the priority of such Indebtedness as pari passu with the Obligations, and (h) such Indebtedness has a Weighted Average Life to Maturity that is not shorter than the Loans that remain outstanding.

“Permitted Purchase Money Debt” shall mean Purchase Money Debt of the Borrower and the Restricted Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate principal amount does not exceed at any time the greater of (a) $20,000,000 or (b) 4.0% of Holding’s Consolidated Tangible Assets.

“Permitted Tax Distributions” shall mean:

(1)                                 for so long as for U.S. federal income tax purposes, Parent is taxed as a partnership or disregarded entity and is not wholly owned (directly or indirectly) by a corporate parent, (A) with respect to any taxable year ending after the Closing Date, cash distributions to fund the assumed income tax liabilities of the direct or indirect equity owners of Parent (including estimated tax liabilities) in respect of the income of Parent for such taxable year, in an aggregate amount equal to the excess of (i) the product of (x) the net taxable income of Parent (treating Parent as a taxable entity, and including in such net taxable income Parent’s distributive share of all tax items attributable to any subsidiary of Parent taxed as a partnership or disregarded entity) for the taxable year in question, reduced by any cumulative net taxable loss with respect to all prior taxable years ending after the Closing Date (determined as if all such taxable years were one taxable period) to the extent such cumulative net taxable loss is of a character (ordinary or capital) that would permit such loss to be deducted against the income of the taxable year in question and (y) the highest combined marginal federal and applicable state and/or local income tax rate (taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes and the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to an individual United States citizen residing in New York, New York for the taxable year in question (or portion thereof) over (ii) in the case of any taxable year beginning prior to the Closing Date, the aggregate amount of assumed estimated tax payments that should have been made under Section 6654 of the Code prior to the Closing Date (based on the assumption that all of the owners are individual residents of New York, New York) and (B) with respect to any taxable year ending prior to the Closing Date, cash distributions to pay the assumed income tax liabilities of the direct or indirect equity owners of Parent in respect of the income of Parent for such taxable year, in an aggregate amount equal to the product of (i) any additional taxable income of Parent (calculated in a manner consistent with the calculation in clause (A) above) for such taxable year resulting from a tax audit adjustment made after the Closing Date and (ii) the highest combined marginal federal and applicable state and/or local income tax rate (taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes and the character of the taxable income in question (i.e., long term capital gain, qualified income, etc.)) applicable to an individual United States citizen residing in New York, New York for the taxable year in question,

(2)                                 with respect to any taxable period for which Parent or any of its Subsidiaries is a member of a consolidated, combined or similar income, franchise or other state and/or local tax group of which Holdings or its direct or indirect parent is the common parent (a “Tax Group”), or for which Parent is a partnership or disregarded entity that is wholly owned (directly or indirectly) by a corporate parent (a “Corporate Parent”), cash distributions to pay the portion of the Tax Group’s or Corporate Parent’s actual cash income, franchise or other state and/or local tax liability attributable to Parent and/or its Subsidiaries, in an amount not to exceed the income, franchise or other state and/or local tax liability that would have been payable by Parent and/or such Subsidiaries if such entities had always been taxable on a stand-alone basis (reduced by any such income, franchise or other state and/or local taxes paid or to be paid directly by Parent or its Subsidiaries), and

(3)                                 cash distributions to pay any taxes of Holdings not described in clause (1) or (2) above, provided that the aggregate payments pursuant to this clause (3) shall not exceed $250,000 per calendar year.

“Permitted Unsecured Priority Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior unsecured notes or senior unsecured loans incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in conversion of, or exchange for, or to extend, renew, replace or refinance, in whole or in part, Loans hereunder; provided that (a) such Indebtedness is not guaranteed by any Person that is not a Loan Party, (b) the terms of such Indebtedness, as compared to the Loans being extended, renewed, replaced or refinanced, are not materially less favorable, in the aggregate, to the Loan Parties, the Restricted Subsidiaries and the Lenders, (c) the proceeds of such Indebtedness are applied immediately upon incurrence to refinance the Loans being refinanced, (d) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Loans being refinanced plus unpaid accrued interest and premium thereon, any committed or undrawn and other reasonable amounts paid and underwriting discounts, fees, commissions and expenses associated with such Refinancing Indebtedness, except as otherwise permitted under Section 6.01 and, if applicable, Section 6.02 (so long as such additional amounts are deemed utilization of the applicable basket under Section 6.01 and, if applicable, 6.02, and not the Permitted Unsecured Priority Refinancing Debt exception), (e) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is 91 days after the Latest Maturity Date (determined immediately prior to the time such Indebtedness is incurred) and (f) such Indebtedness is not secured by any Lien or any property or assets of any Loan Party.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee benefit plan (as such term is defined in Section 3(3) of ERISA) maintained or established by Borrower.

“Plan of Liquidation” shall mean, with respect to any Person, a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Pledge Agreement” shall mean the Pledge Agreement, substantially in the form of Exhibit D-2, among Holdings, Parent, the Borrower, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Pledged Capital Stock” shall have the meaning assigned to such term in the Pledge Agreement.

“Prepayment Premium” shall mean:

(i)                             with respect to Closing Date Loans, in connection with (a) any voluntary prepayment of Closing Date Loans pursuant to Section 2.12, (b) any mandatory prepayment of Closing Date Loans pursuant to Section 2.13(c), (c) any mandatory assignment of Closing Date Loans pursuant to Section 2.21 or (d) an acceleration of the Closing Date Loans pursuant to Section 7.01, a premium (expressed as a percentage of the principal amount of such Closing Date Loans to be prepaid) equal to:

(A)                       on or before the first anniversary of the Closing Date, 2%;

(B)                       after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, 1%; and

(C)                       thereafter, 0%.

(ii)                          with respect to Incremental Loans, the prepayment premium specified in the applicable Incremental Facility Amendment, if any.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse based upon various factors including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“pro forma basis”, “pro forma effect” or “pro forma” means, with respect to any determination of the Total Leverage Ratio or any Pro Forma Transaction during any four consecutive fiscal quarter period, that such determination shall be made by giving pro forma effect to such Pro Forma Transaction and each Pro Forma Transaction that has occurred during such period or subsequent to the end of such period but prior to or simultaneously with the event for which the applicable calculation is made, in each case as if each such Pro Forma Transaction had been consummated on the first day of such period, based on historical results accounted for in accordance with GAAP and including, to the extent applicable, only those adjustments in respect of restructuring charges, cost savings and synergies in connection with a Pro Forma Transaction contemplated by the definition of Consolidated EBITDA.

“Pro Forma Transaction” shall mean any incurrence or repayment of Indebtedness, any Asset Sale, any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary (including any Permitted Acquisition) or any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, in each case whether by merger, consolidation, amalgamation or otherwise.

“Properly Contested” shall mean, with respect to any obligation of a Loan Party or a Restricted Subsidiary, (a) the obligation is subject to a bona fide dispute regarding amount or the Loan Party’s or a Restricted Subsidiary’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment during the pendency of such dispute could not have a Material Adverse Effect, nor result in forfeiture or sale of any Properties; (e) no Lien is imposed on assets of the Loan Party or a Restricted Subsidiary, unless bonded and stayed to the reasonable satisfaction of the Administrative Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Purchase Money Debt” shall mean (a) Indebtedness (other than the Obligations) for payment of any Capital Expenditures; (b) Capital Lease Obligations; (c) Indebtedness (other than the Obligations) incurred within one year of any Capital Expenditure, for the purpose of financing any of the purchase price thereof; and (d) any renewals, extensions or refinancings (but not increases) thereof.

“Purchase Money Lien” shall mean a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Indebtedness and the products and proceeds thereof and constituting a capital lease or a purchase money security interest under the UCC.

“Purchasing Borrower Party” shall mean Holdings, the Parent, the Borrower or any Restricted Subsidiary that becomes an Eligible Assignee or a Participant pursuant to Section 9.04.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Qualifying IPO” means the issuance by the Qualifying IPO Issuer of its common stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualifying IPO Issuer” means Holdings or a corporation or other legal entity which owns, directly or indirectly, 100% of the outstanding Equity Interests of Holdings.

“RCRA” shall mean the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.).

“Real Estate” shall mean all right, title and interest (whether as owner, lessor, lessee or otherwise) in any real Property or any buildings, structures, parking areas or other improvements thereon.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Redesignation” shall have the meaning assigned to such term in Section 5.11(d).

“Refinancing Conditions” shall mean the following conditions for Refinancing Debt: (a) such Refinancing Debt is in an aggregate principal amount that does not exceed the principal amount of the Indebtedness being extended, renewed or refinanced; (b) such Refinancing Debt has a final maturity no sooner than, and a Weighted Average Life to Maturity no less than, the Indebtedness being extended, renewed or refinanced; (c) if the Indebtedness being extended renewed or refinanced is subordinated to the Obligations, such Refinancing Debt is subordinated to the Obligations on terms no less favorable to the Lenders as the Indebtedness being extended, renewed or refinanced; (d) if such Refinancing Debt is secured by a Lien on the Collateral, such Lien shall not have priority more senior than the Liens securing the Indebtedness that is being refinanced by such

Refinancing Debt; (e) no additional Person is an obligor on such Indebtedness; (f) in the case of Refinancing Debt in respect of the Revolving Credit Facility, such Refinancing Debt does not contain terms that would not have been permitted to be made pursuant to any waiver, supplement, modification or amendment to the Revolving Credit Facility under Section 6.11(c) and (g) other than in the case of Refinancing Debt in respect of the Revolving Credit Facility, the terms of such Refinancing Debt, as compared to the Indebtedness being extended, renewed or refinanced are not materially less favorable, in the aggregate, to the Loan Parties, the Restricted Subsidiaries and the Lenders as compared to the Indebtedness being extended, renewed or refinanced (other than (i) subject to foregoing clauses (a) through (f) above, with respect to interest rates, fees, funding discounts, liquidation preferences, premiums, no call periods, subordination terms and optional prepayment and optional redemption provisions, and (ii) terms applicable only after the then Latest Maturity Date (as determined on the date of incurrence of such Refinancing Debt)).

“Refinancing Debt” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to replace, refinance, refund, renew, defease or extend (collectively, to “Refinance”), in whole or in part, any Indebtedness being Refinanced, subject to the satisfaction of the Refinancing Conditions.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Deferred Amount” shall mean with respect to any Reinvestment Event, the aggregate amount of Net Cash Proceeds received by any Loan Party or any Restricted Subsidiary in connection therewith that are not applied to prepay the Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” shall mean any Asset Sale in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” shall mean a written notice executed by a Financial Officer stating that no Event of Default has occurred and is continuing and that a Loan Party (or a Restricted Subsidiary) intends and expects to use all or a portion of the amount of Net Cash Proceeds of an Asset Sale to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets (including Equity Interests of Persons owning such assets) useful in its or such Restricted Subsidiary’s business.

“Reinvestment Period” shall mean the period commencing on the date on which any Loan Party or any of its Restricted Subsidiaries receives Net Cash Proceeds from an Asset Sale and ending on the date that is 365 days thereafter; provided that such 365-day period may be extended by an additional 180 days if the applicable Loan Party or Restricted Subsidiary thereof enters into a binding agreement within such original 365-day time frame to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets (including Equity Interests of Persons owning such assets) useful in its or such Restricted Subsidiary’s business and such reinvestment shall not be complete within the original 365-day time frame.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, (a) a Controlling Person or Controlled Affiliate of such Person, (b) the respective directors, officers or employees of such Person or any of its Controlling Persons or Controlled Affiliates and (c) the respective agents of such Person or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (c), acting at the instructions of such Person, Controlling Person or Controlled Affiliates.

“Rental Fleet and Equipment” means Inventory which is of a type offered for sale or lease by any Loan Party or any Restricted Subsidiary in the Ordinary Course of Business of any Loan Party or Restricted Subsidiary, including Inventory of any Loan Party or Restricted Subsidiary currently described as “rental equipment, net”.

“Repayment Date” shall have the meaning given such term in Section 2.11(a).

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” shall mean, at any time, Lenders holding Loans representing more than 50% of the sum of all Loans outstanding at such time; provided the Loans of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Resignation Effective Date” shall have the meaning given to such term in Article VIII.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property (other than Qualified Capital Stock of Holdings)) with respect to any Equity Interests in any Loan Party or any Restricted Subsidiary, or any payment (whether in cash, securities or other property (other than Qualified Capital Stock of Holdings)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in any Loan Party or any Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary that is not an Unrestricted Subsidiary.

“Restrictive Agreement” an agreement (other than a Loan Document) that conditions or restricts the right of any Loan Party or a Restricted Subsidiary to incur or repay Indebtedness, to grant Liens on any assets (except for agreements governing Purchase Money Debt so long as such restriction applies only to the ability to grant a Lien on the asset being financed with such Purchase Money Debt), to declare or make Restricted Payments, to modify, extend or renew any agreement evidencing Indebtedness, or to repay any intercompany Indebtedness.

“Revolving Agent” shall mean Bank of America, N.A. in its capacity as administrative agent and collateral agent under the Revolving Credit Facility Documentation, or any successor administrative agent, collateral agent and/or trustee under the Revolving Credit Facility Documentation.

“Revolving Credit Facility” shall mean (a) that certain Amended and Restated Senior Secured Credit Agreement, dated as of October 1, 2010, as amended and restated as of November 20, 2013, by and among Holdings, the Parent, the Borrower, the subsidiary guarantors party thereto from time to time, the lenders party thereto from time to time and Revolving Agent, as agent, as amended, restated, amended and restated, modified or renewed from time to time and (b) any Refinancing Debt in the form of one or more credit agreements, indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, subject to the satisfaction of the Refinancing Conditions.

“Revolving Credit Facility Documentation” shall mean the Revolving Credit Facility and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Guarantee and Collateral Agreement, the Pledge Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to the foregoing or pursuant to Section 5.10 or Section 5.12.

“Senior Representative” shall mean, with respect to any series of Permitted Pari Passu Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Sponsor” shall mean Wayzata Investment Partners, LLC and its Affiliates.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” shall mean Indebtedness incurred by a Loan Party that is expressly subordinated to the Obligations, and is otherwise on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Administrative Agent.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Debt” shall mean, at any time, the total Indebtedness of Parent, the Borrower and the Restricted Subsidiaries at such time (excluding Indebtedness of the type described in clause (d), clause (i), clause (j), clause (k) and clause (l) of the definition of such term, except, in the case of such clause (l), to the extent of any unreimbursed drawings thereunder).

“Total Leverage Ratio” shall mean, on any date, the ratio of (i) Total Debt on such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“tranche” shall have the meaning assigned to such term in Section 2.22(a).

“Transactions” shall mean, collectively, (a) execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of Borrowings hereunder, (b) the redemption of the Existing Notes, (c) the 2014 Distribution and the payment of cash bonuses and other compensation to members of management and/or board of managers in connection with the Closing Date, (d) the amendment of the Revolving Credit Facility in form and substance reasonably satisfactory to the Administrative Agent and (e) the payment of related fees and expenses.

“2014 Distribution” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code in effect in the State of New York from time to time.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unrestricted Subsidiary” shall mean (1) as of the Closing Date, Neff Rental Finance Corp. until the earlier to occur of (a) the dissolution, liquidation or winding down of Neff Rental Finance Corp. and (b) 45 days after the Closing Date, (2) after the Closing Date, any other Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors of the Borrower in accordance with Section 5.11 and (3) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in paragraph (f) of Section 2.20.

“USA PATRIOT Act” shall mean the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006).

“Voting Stock” shall mean, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power on a fully diluted basis to elect at least a majority of the Board of Directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal (excluding nominal amortization), including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person shall mean a Restricted Subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Restricted Subsidiaries of such Person or by such Person and one or more wholly owned Restricted Subsidiaries of such Person.

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.02.                          Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, to the extent not prohibited by this Agreement, (b) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (c) all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect on the Closing Date; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any provision of this Agreement or any related definition to adopt or implement the effect of any change in GAAP occurring after the Closing Date on the operation of such provision, then the Borrower’s compliance with such provision shall be determined on the basis of GAAP in effect immediately after the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision of this Agreement to the contrary, for all purposes during the term of this Agreement and any other Loan Document, each lease that pursuant to GAAP as in effect on the Closing Date would be classified as a capital lease or an operating lease will continue to be so classified, notwithstanding any change in characterization of that lease subsequent to the Closing Date based on changes to GAAP or interpretation of GAAP.

Section 1.03.                          Pro Forma Calculations. All pro forma calculations of the Total Leverage Ratio hereunder shall be adjusted on a pro forma basis, to include or exclude, as the case may be, without duplication, components of such calculations attributable to any Pro Forma Transaction consummated after the first day of the applicable period of determination and prior to or concurrently with the time of such determination.

Section 1.04.                          Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Closing Date Loan” or “Incremental Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Incremental Loan”). Borrowings also may be classified and referred to by

Class (e.g., a “Incremental Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Incremental Loan Borrowing”).

ARTICLE 2

THE CREDITS

Section 2.01.                          Commitments.

(a)                                     Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Loan to the Borrower on the Closing Date (each, a “Closing Date Loan”) in a principal amount not to exceed its Closing Date Commitment. Amounts paid or prepaid in respect of Loans may not be reborrowed.

(b)                                     Each Lender having an Incremental Commitment, severally and not jointly, hereby agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Facility Amendment, to make Incremental Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Commitment. Amounts paid or prepaid in respect of Incremental Loans may not be reborrowed.

Section 2.02.                          Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b)                                     Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than seven Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)                                      Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the Borrowing Request or, if a Borrowing shall not occur on the Closing Date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)                                     Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on such date in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is available to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e)                                      Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.                          Borrowing Procedure. In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

Section 2.04.                          Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Loan of such Lender as provided in Section 2.11.

(b)                                     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                                      The Administrative Agent shall, in accordance with its customary practice, maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d)                                     The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e)                                      Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

Section 2.05.                          Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (the “Fees”). Once paid, fees shall not be refundable under any circumstances.

Section 2.06.                          Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)                                     Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)                                  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.07 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)                                 All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

Section 2.07.                          Default Interest. If the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise, until such defaulted amount shall have been paid in full, to the extent permitted by law, all overdue amounts under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

Section 2.08.                          Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

Section 2.09.                          Termination and Reduction of Commitments. The Closing Date Commitments shall automatically terminate upon the making of the Closing Date Loans. The Incremental Commitments shall terminate as provided in the related Incremental Facility Amendment.

Section 2.10.                          Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 1:00 p.m., New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 1:00 p.m. New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 1:00 p.m, New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i)                               [reserved];

(ii)                            each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(iii)                         if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided the Borrower shall not be entitled to convert or continue any Borrowing that, if made, would result in more than seven Eurodollar Borrowings outstanding hereunder at any time;

(iv)                        each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(v)                           if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(vi)                        any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vii)                     any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause (vi) shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(viii)                  no Interest Period may be selected for any Eurodollar Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Borrowings with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Borrowings would not be at least equal to the principal amount of Borrowings to be paid on such Repayment Date; and

(ix)                        upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.

Section 2.11.                          Repayment of Borrowings. (a) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the Maturity Date (or if any such date is not a Business Day, on the next preceding Business Day) the full principal amount of the Loan not paid prior to such date.

(b)                                     The Borrower shall pay to the Administrative Agent, for the account of the Incremental Lenders, on each date specified in the applicable Incremental Facility Amendment, the amount set forth therein for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment

Section 2.12.                          Voluntary Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 1:00 p.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or such lesser amount as may remain outstanding).

(b)                                     [Reserved].

(c)                                      Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is for all of the then outstanding Loans, then (x) upon written notice to the Administrative Agent not later than 12:00 (noon), New York City time, on the date of such prepayment, the Borrower may revoke such notice and/or extend the prepayment date by not more than five Business Days and (y) such prepayments may be conditioned upon the effectiveness or consummation of other financing; provided further, however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under this Section 2.12 shall be subject to Section 2.16.

(d)                                     All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment plus the applicable Prepayment Premium.

Section 2.13.                          Mandatory Prepayments.

(a)                                     Not later than the tenth Business Day following the receipt by any Loan Party or Restricted Subsidiary of Net Cash Proceeds in respect of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans in accordance with Section 2.13(e).

(b)                                     No later than 15 days following the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a), the Borrower shall prepay outstanding Loans in accordance with Section 2.13(e) in an aggregate principal amount equal to (A) (i) if the Total Leverage Ratio for such Excess Cash Flow Period is greater than 4.00 to 1.00, 50% of Excess Cash Flow for the Excess Cash Flow Period then ended, (ii) if the Total Leverage Ratio for such Excess Cash Flow Period is equal to or less than 4.00 to 1.00 but greater than 3.00 to 1.00, 25% of Excess Cash Flow for the Excess Cash Flow Period then ended or (iii) if the Total Leverage Ratio for such Excess Cash Flow Period is equal to or less than 3.00 to 1.00, 0% of Excess Cash Flow for the Excess Cash Flow Period then ended over (B) the Optional Prepayment Amount for such Excess Cash Flow Period; provided, further that if on the date of such prepayment the Liquidity Conditions would not be satisfied immediately after giving effect to such prepayment, the amount of the prepayment to be made on such date shall be reduced to the maximum amount (which shall not be less than zero) that would result in the Liquidity Conditions being satisfied, and the remaining amount of such prepayment shall not be due and payable on such date but shall be deferred (without penalty) until the next succeeding Business Day on which the Liquidity Conditions would be satisfied immediately after giving effect to such prepayment amount.

(c)                                      In the event that any Loan Party or a Restricted Subsidiary shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness (other than any cash proceeds from the issuance of Indebtedness permitted pursuant to Section 6.01, except for

Permitted Pari Passu Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt and Permitted Unsecured Refinancing Debt), the Borrower shall, substantially simultaneously with the receipt of such Net Cash Proceeds by such Loan Party or such Restricted Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds plus the applicable Prepayment Premium to prepay outstanding Loans in accordance with Section 2.13(e).

(d)                                     [reserved]

(e)                                      Mandatory prepayments of outstanding Loans under this Agreement shall be allocated pro rata between the Closing Date Loans and Incremental Loans (unless the applicable Incremental Facility Amendment specifies less favorable treatment for the Incremental Loans).

(f)                                       Except as otherwise provided herein, the Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent reasonably practicable, at least three Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty (except for any applicable Prepayment Premium with respect to mandatory prepayments pursuant to Section 2.13(c)) and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.14.                          Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall:

(i)                             impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate);

(ii)                            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                             impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or such other Recipient, (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                     If any Lender shall have determined that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                      A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d)                                     Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) of this Section 2.14 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation thereof (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof). The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

Section 2.15.                          Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)                             such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a

Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii)                          such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b)                                     For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 2.16.                          Breakage. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 2.17.                          Pro Rata Treatment. Except as otherwise expressly provided herein, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans (based on the respective outstanding principal amounts thereof unless, in the case of Incremental Loans, the applicable Incremental Facility Amendment specifies a less favorable treatment). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

Section 2.18.                          Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any Debtor Relief Law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this Section 2.18 shall apply, except in connection with any assignment to an Affiliated Lender that complies with Section 9.04(k) or to a Purchasing Borrower Party that complies with Section 9.04(m)). The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

Section 2.19.                          Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for the purpose of calculating interest thereon. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b)                                     Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

Section 2.20.                          Taxes.

(a)                                     Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with the applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                     The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes; provided, however, that the Loan Parties shall not be required to pay any Other Taxes imposed solely by reason of any transfer or assignment of, or any participation in, any Commitment, Loan, promissory note evidencing a Loan, this Agreement or any Loan Document (or any portion of any of the foregoing) by any Lender or any direct or indirect assignee or participant of a Lender (other than any such transfer or assignment made at the request of Borrower pursuant to Section 2.21).

(c)                                      The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified

Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                     Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)                                      As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.20, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                                       (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(ii)(A), 2.20(f)(ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                          Without limiting the generality of the foregoing,

(A)                         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable (using the latest versions of the applicable IRS forms):

(1)                            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS W-8BEN-E, as applicable establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS W-8BEN-E, as applicable establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                            executed originals of IRS Form W-8ECI;

(3)                            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS W-8BEN-E, as applicable; or

(4)                            to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by any applicable “Withholding Statement” required by applicable law to be associated with the IRS Form W-8IMY, and IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)                         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iii)                               Administrative Agent shall be required to comply with this subsection 2.20(f) in the same manner as if the term “Lender” included the Administrative Agent. Further, to the extent any Person otherwise required to provide tax documentation under this subsection 2.20(f) is disregarded as an entity separate from is sole owner, as determined for U.S. federal income tax purposes, the sole owner of such entity (as determined for U.S. federal income tax purposes), in lieu of such Person, shall provide the tax documentation required under this subsection 2.20(f).

(g)                                      If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                                     Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)                                         For purposes of this Section 2.20, the term “applicable law” includes FATCA.

Section 2.21.                          Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrower is required to pay Indemnified Taxes or any additional amounts to any Lender or any Governmental Authority on account of any Lender pursuant to Section

2.20, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, (v) any Lender becomes a Defaulting Lender, or (vi) any Disqualified Institution becomes a Lender, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 2.20) and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee (or, in the case of clause (vi) above, to Holdings, Parent, the Borrower or any Restricted Subsidiary) that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that ((w) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments thereafter, (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, plus all fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16 and, if applicable, the Prepayment Premium (with such assignment being deemed to be a voluntary prepayment for purposes of determining the applicability of Section 2.12(d), such amount to be payable by the Borrower)); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or Indemnified Taxes or the additional amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in Indemnified Taxes or additional amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder; provided, further that any assignment to Holdings, Parent, the Borrower or any Restricted Subsidiary pursuant to clause (vi) above shall be repurchased at par and subject to Section 9.04(m) (other than Sections 9.04(m)(ii) and 9.04(m)(iii)). Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b)                                     If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, then such Lender shall (at the request of the Borrower) use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

Section 2.22.                          Extension of Loans. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Loans with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Loans and otherwise modify the terms of such Loans pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or modifying the amortization schedule in respect of such Lender’s Loans (if any)) (each, an “Extension”, and each group of Loans as so extended, as well as the original Loans (not so extended), being a “tranche”; any Extended Loans shall constitute a separate tranche of Loans from the tranche of Loans from which they were converted), so long as the following terms are satisfied: (i) no Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to pricing (interest rate, fees, funding discounts and prepayment premiums), amortization, maturity, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be set forth in the relevant Extension Offer), the Loans of any Lender that agrees to an Extension with respect to such Loans (an “Extending Lender”) extended pursuant to any Extension (“Extended Loans”) shall have the same terms as the tranche of Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the Latest Maturity Date of the Loans), (iii) the final maturity date of any Extended Loans shall be no earlier than the then Latest Maturity Date of the Loans, (iv) the Weighted Average Life to Maturity of any Extended Loans shall be no less than 91 days longer than the remaining Weighted Average Life to Maturity of non-extended Loans, (v) any Extended Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer (provided that if the applicable Extending Lenders have the ability to decline mandatory prepayments, any such mandatory prepayment that is not accepted by the applicable Extending Lenders shall be applied, subject to the right of any applicable Lender to decline mandatory prepayments (if any), to the non-extended Loans of the tranche being extended), (vi) after giving effect to any tranche of Loans, there shall not be more than five tranches of Loans outstanding under this Agreement at any time (it being understood that, for purposes of this clause (vi), the Initial Loans, any tranche of Extended Loans and any tranche of Incremental Loans shall constitute separate and distinct tranches of Loans), (vii) if the aggregate principal amount of Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing and (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b)                                     With respect to all Extensions consummated by the Borrower pursuant to this Section 2.22, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement and (ii) each Extension Offer shall specify the minimum amount of Loans to be tendered, which shall be an integral multiple of $25,000,000 and an aggregate principal amount that is not less than $100,000,000 (or if less, the remaining outstanding principal amount thereof) (or such lesser minimum amount reasonably approved by the Administrative Agent) (a “Minimum Extension Condition”). The transactions contemplated by this Section 2.22 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on the such terms as may be set forth in the relevant Extension Offer) shall not require the consent of any Lender or any other Person (other than as set forth in clause (c) below), and the requirements of any provision of this Agreement (including Sections 2.04 and 2.17 or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.22 shall not apply to any of the transactions effected pursuant to this Section 2.22.

(c)                                      The consent (such consent not to be unreasonably withheld, delayed or conditioned) of the Administrative Agent shall be required to effectuate any Extension.

No consent of any Lender or any other Person shall be required to effectuate any Extension, other than the consent of the Borrower and each Lender agreeing to such Extension with respect to one or more of its Loans (or a portion thereof). All Extended Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or subtranches, in each case on terms consistent with this Section 2.22.

(d)                                     In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.22.

Section 2.23.                          Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                             Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)                          Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agents hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans owed to, such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their respective Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)                                     If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.24.                          Incremental Facilities.

(a)                                     At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add one or more additional tranches of term loans (the “Incremental Loans” and each such tranche, an “Incremental Facility”); provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment (i) no Default or Event of Default has occurred and is continuing or shall result therefrom, (ii) the aggregate amount of Incremental Facilities plus the aggregate amount of Incremental Equivalent Debt shall not exceed the Incremental Cap. Each tranche of Incremental Loans shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $25,000,000 (or in each case such lesser minimum amount reasonably approved by the Administrative Agent).

(b)                                     Any Incremental Loans (i) shall rank pari passu in right of payment and security with the Obligations in respect of the other outstanding Loans as set forth in the relevant Incremental Facility Amendment (which shall be reasonably satisfactory to the

Administrative Agent), (ii) for purposes of prepayments, shall be treated substantially the same as (or, to the extent set forth in the relevant Incremental Facility Amendment, less favorably than) the other outstanding Loans, (iii) other than amortization, maturity date and pricing (interest rate, fees, funding discounts and prepayment premiums which shall be set forth in the relevant Incremental Facility Amendment), shall have the same terms as the Closing Date Loans or such terms as are reasonably satisfactory to the Administrative Agent; provided that (A) if the effective yield (which, for such purpose only, shall be deemed to take account of interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (1) the Weighted Average Life to Maturity of such Incremental Loans and (2) four years) payable to all Lenders providing such Incremental Loans (but excluding any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all Lenders (in their capacity as such) providing such Incremental Loans) on such Incremental Loans determined as of the initial funding date for such Incremental Loans exceeds the effective yield (determined on the same basis as the preceding parenthetical) on the Closing Date Loans or any then existing Incremental Loans, as applicable, immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, the Applicable Margin relating to the Closing Date Loans or such then existing Incremental Loans, as applicable, shall be adjusted in order that such effective yield on such Incremental Loans shall not exceed such effective yield on the Closing Date Loans and such then existing Incremental Loans by more than 0.50%, (B) any Incremental Loans shall not have a final maturity date earlier than the then Latest Maturity Date and (C) any Incremental Loans shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the later of the then remaining Closing Date Loans or then existing Incremental Loans, as applicable, (iv) after giving effect to such tranche of Incremental Loans, there shall not be more than five tranches of Loans outstanding under this Agreement at any time (it being understood that, for purposes of this clause (iv), the Initial Loans, any tranche of Extended Loans and any tranche of Incremental Loans shall constitute separate and distinct tranches of Loans) and (v) the Incremental Loans shall not be guaranteed by any Person that is not a Loan Party and shall not be secured by any asset that is not Collateral.

(c)                                      Each notice from the Borrower pursuant to this Section 2.24 shall set forth the requested amount and proposed terms of the relevant Incremental Loans. Any Additional Lenders that elect to extend Incremental Loans shall be reasonably satisfactory to the Borrower and (unless such Additional Lender is already a Lender or an Affiliate of a Lender) the Administrative Agent (in each case, any approval thereof not to be unreasonably withheld or delayed), and, if not already a Lender, shall become a Lender under this Agreement pursuant to an Incremental Facility Amendment. Each Incremental Facility shall become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender or Additional Lenders and the Administrative Agent. No Incremental Facility Amendment shall require the consent of any Lenders or any other Person other than the Borrower, the Administrative Agent and the Additional Lenders with respect to such Incremental Facility Amendment. No Lender shall be obligated to provide any Incremental Loans, unless it so agrees. Commitments in respect of any Incremental Loans shall become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders or any other Person, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.24 (including to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.08(b)). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders party thereto, be subject to the satisfaction or waiver on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to the date of making any extension of credit in Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date). The proceeds of any Incremental Loans may be used for any general corporate purpose permitted hereunder. To the extent reasonably requested by the Administrative Agent, the effectiveness of an Incremental Facility Amendment may be conditioned on the Administrative Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01, with respect to the Borrower and the Restricted Subsidiaries. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to this Section 2.24.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent, the Collateral Agent and each of the Lenders that:

Section 3.01.                          Organization; Powers. Each Loan Party and each Restricted Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Loan Party and each Restricted Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

Section 3.02.                          Authorization. The Borrower and each other Loan Party is duly authorized to execute, deliver and perform the Loan Documents to which it is party. The execution, delivery and performance of the Loan Documents by the Borrower and each other Loan Party have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of the Borrower and such Loan Party, other than those already obtained; (b) contravene the certificate or articles of incorporation or other constitutive documents or by-laws or operating agreements of the Borrower and such Loan Party; (c) violate or cause a default under (i) any Applicable Law or (ii) Material Contract; or (d) result in or require the imposition of any Lien on any Collateral (other than Permitted Liens), except in the case of clauses (a), (c)(ii) and (d), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.03.                          Enforceability. Each Loan Document is a legal, valid and binding obligation of each Loan Party party thereto, enforceable in accordance with its terms, except as enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, by general principles of equity and by an implied covenant of good faith and fair dealing.

Section 3.04.                          Approvals. Each Loan Party and each Restricted Subsidiary has, is in compliance with, and is in good standing with respect to, all actions, consent or approvals of any Person or Governmental Authority necessary to conduct its business and to own, lease and operate its Properties, except as could not reasonably be expected to have a Material Adverse Effect.

Section 3.05.                          Financial Statements. The consolidated balance sheets, and related statements of operations, cash flow and members’ surplus, of the Loan Parties and the Restricted Subsidiaries that have been and are hereafter delivered to the Administrative Agent and the Lenders, are prepared in accordance with GAAP, and fairly present in all material respects the financial positions and results of operations of the Loan Parties and the Restricted Subsidiaries at the dates and for the periods indicated. Such balance sheets and the notes thereto disclose all material liabilities of the Loan Parties and the Restricted Subsidiaries as of the dates thereof in accordance with GAAP. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

Section 3.06.                          No Material Adverse Change. Since December 31, 2013, there has been no change in the condition, financial or otherwise, of any Loan Party or any Restricted Subsidiary that could reasonably be expected to have a Material Adverse Effect.

Section 3.07.                          Title to Properties; Possession Under Leases. (a) Each of the Loan Parties and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Permitted Liens.

(b)                                     Each of the Loan Parties and each Restricted Subsidiary is in compliance with all obligations under all Material Leases to which it is a party and all such leases are in full force and effect.

Section 3.08.                          Subsidiaries. Schedule 3.08 shows, for Holdings and each subsidiary of Holdings as of the Closing Date, its name, its jurisdiction of organization, its authorized and issued Equity Interests, and the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests. Except as disclosed on Schedule 3.08, in the five years preceding the Closing Date, no Loan Party has operated under any prior name (including trade names) or been the surviving entity by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise. Each Loan Party and each Restricted Subsidiary has good title to its Equity Interests in its Subsidiaries and all such Equity Interests are duly issued, fully paid and non-assessable and are owned by Holdings, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents). As of the Closing Date, all Subsidiaries of the Borrower are Restricted Subsidiaries, Holdings has no subsidiaries other than Parent and Parent has no subsidiaries other than the Borrower.

Section 3.09.                          Litigation; Compliance with Laws. Except as shown on Schedule 3.09, (a) there are no proceedings or investigations pending or, to any Loan Party’s knowledge, threatened against any Loan Party or any Restricted Subsidiary, or any of their businesses, operations or Properties that (i) directly relate to any Loan Documents or transactions contemplated thereby or (ii) could reasonably be expected to have a Material Adverse Effect and (b) there are no judgments outstanding against any Loan Party or any Restricted Subsidiary or affecting any property of any Loan party or any Restricted Subsidiary that constitute an Event of Default.

Section 3.10.                          Agreements. (a) No Loan Party nor any Restricted Subsidiary is party or subject to any Restrictive Agreement, except (a) as shown on Schedule 3.10 and (b) to the extent expressly permitted pursuant to Section 6.04(b). No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by a Loan Party.

(b)                                     None of the Loan Parties or any Restricted Subsidiary is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other Material Contract or instrument to which it is a party or by which it or any of its Properties are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

Section 3.11.                          Federal Reserve Regulations. No Loan Party nor any Restricted Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds will be used by the any Loan Party or any Restricted Subsidiary to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X.

Section 3.12.                          Not a Regulated Entity. No Loan Party nor any Restricted Subsidiary is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Indebtedness.

Section 3.13.                          Use of Proceeds. The Borrower will use the proceeds of the Closing Date Loans only for the purposes specified in the introductory statement to this Agreement. The proceeds of any Incremental Loans may be used for any general corporate purpose permitted hereunder.

Section 3.14.                          Tax Returns. Each of the Loan Parties and the Restricted Subsidiaries has timely filed all federal and all material state, local and foreign tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all material Taxes required to have been paid, except to the extent being Properly Contested. The provision for Taxes on the books of the Loan Parties and the Restricted Subsidiaries is, to the knowledge of the Loan Parties, adequate for all years not closed by applicable statutes, and for its current fiscal year. To the knowledge of the Loan Parties, (i) there is no proposed written Tax assessment against any Loan Party and (ii) there is no current or pending audit or other formal investigation of any Loan Party by a Governmental Authority, in the case of each of clause (i) and clause (ii), except as set forth on Schedule 3.14. The Borrower does not have, and has never had, a trade or business or a permanent establishment in any country other than the United States. The Borrower is treated as an entity disregarded as separate from its indirect owner, Holdings, for U.S. federal income tax purposes and its regarded owner for U.S. federal income tax purposes is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

Section 3.15.                          No Material Misstatements. All written information furnished by or on behalf of any Loan Party (i) prior to the Closing Date, to the Administrative Agent or, solely in the case of the Confidential Information Memorandum, any Lender and (ii) from the Closing Date, to the Administrative Agent or any Lender (in the case of each of clauses (i) and (ii) above, other than projected financial information, pro forma financial information, market data and information of a general economic or industry nature), in the case of each of clauses (i) and (ii) above, in connection with the Transactions is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not and will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements are made, in each case after giving effect to all supplements thereto. With respect to projected financial information and pro forma financial information furnished to the Administrative Agent and/or included in the Confidential Information Memorandum, the Borrower represents that such information has been or will be prepared in good faith and consistent with Holding’s historical financial statements and upon assumptions believed by the Borrower in good faith to be reasonable at the time made and at the time such projected financial information was made available to the Administrative Agent, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections, and such differences may be material.

Section 3.16.                          Employee Benefit Plans. Except as disclosed on Schedule 3.16:

(a)                                     Except as would not have a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws, and its terms. Each Plan (other than a Multiemployer Plan) that is intended to qualify under Section 401(a) of the Code (i) has received a favorable determination letter (or opinion letter on which it can rely, as applicable) from the IRS upon which the Plan can rely and, to the knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification, (ii) has submitted (or will submit) an application for such a letter promptly after the adoption of a Plan and/or (iii) will submit an application for such a letter within the applicable remedial amendment period. Except as would not have a Material Adverse Effect Borrower and its ERISA Affiliates have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any such Plan.

(b)                                     There are no pending or, to the knowledge of the Loan Parties, threatened claims (other than routine claims for benefits), actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, there has been no non-exempt prohibited transaction with respect to any Plan that has resulted in or would reasonably be expected to have a Material Adverse Effect.

(c)                                      Except as would not have a Material Adverse Effect (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any material Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to liability under Section 4069 or 4212(c) of ERISA.

Section 3.17.                          Environmental Matters. Except as disclosed on Schedule 3.17 or as to matters which have been fully resolved without further obligation or liability:

(a)                                     no Loan Party nor any Restricted Subsidiaries’ present or, to the actual knowledge of the Loan Parties’, past operations, Real Estate or other Properties are subject to any pending governmental investigation relating to any Environmental Law which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(b)                                     no Loan Party nor any Restricted Subsidiary has received any Environmental Notice, which if the allegations therein were true would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(c)                                      each of the Loan Parties and the Restricted Subsidiaries is, and has been, in compliance with applicable Environmental Laws (which compliance includes obtaining and complying with all permits, licenses and approvals required under Environmental Laws), except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect; and

(d)                                     (i) there are no pending lawsuits, proceedings, claims, actions, suits or arbitrations or Environmental Liabilities relating to any Environmental Law, or to the actual knowledge of the Loan Parties, threatened against any Loan Party or any Restricted Subsidiary, and (ii) to the actual knowledge of the Loan Parties, there are no facts, conditions, or circumstances that could reasonably be expected to result in such a lawsuit, proceeding, claim, action, suit or arbitration or Environmental Liability, in the case of clauses (i) and (ii), except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.18.                          Insurance. Schedule 3.18 lists all insurance policies maintained by the Loan Parties or by the Loan Parties for their Restricted Subsidiaries as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid.

Section 3.19.                          Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and the Pledge Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Pledged Collateral (as defined in the Pledge Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Pledge Agreement) is delivered to the Collateral Agent, the Lien created under the Pledge Agreement shall constitute a fully perfected second priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person (other than Persons holding Permitted Liens), and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19, the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected second priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person, other than Permitted Liens.

(b)                                     Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19, the Liens created under the Guarantee and Collateral Agreement shall constitute a fully perfected second priority Lien on, and security interest in, all right, title and interest of the Loan Parties in the

Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (other than Persons holding Permitted Liens) (it being understood that subsequent recordations in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

Section 3.20.                          Location of Real Property and Leased Premises. (a) Schedule 3.20(a) lists completely and correctly as of the Closing Date all Real Estate owned by the Loan Parties and the addresses thereof. As of the Closing Date, the Loan Parties own in fee all the Real Estate set forth on Schedule 3.20(a).

(b)                                     Schedule 3.20(b) lists completely and correctly as of the Closing Date all Real Estate leased by the Loan Parties and the addresses thereof. As of the Closing Date, the Loan Parties have valid leases in all the Real Estate set forth on Schedule 3.20(b).

Section 3.21.                          Labor Matters. No Loan Party is party to or bound by any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or, to any Loan Party’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining, which in either case could reasonably be expected to have a Material Adverse Effect.

Section 3.22.                          Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan, on the Closing Date and after giving effect to the application of the proceeds of each Loan, the Loan Parties and the Restricted Subsidiaries, on a consolidated basis, shall be Solvent.

Section 3.23.                          No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Loan Party nor any Restricted Subsidiary is in default under any Material Contract to the extent such default is reasonably likely to result in the termination of such Material Contract by any party thereto (other than such Loan Party and such Restricted Subsidiary) prior to its scheduled termination date.

Section 3.24.                          [Reserved].

Section 3.25.                          Intellectual Property. To the knowledge of each Loan Party, each Loan Party and each Restricted Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others, except as could not reasonably be expected to have a Material Adverse Effect. There is no pending or, to any Loan Party’s knowledge, threatened Intellectual Property Claim with respect to any Loan Party or any Restricted Subsidiary or any of its Property (including any Intellectual Property) which could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, all registered Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Loan Party or any Restricted Subsidiary is shown on Schedule 3.25.

Section 3.26.                          Anti-Terrorism Law; Foreign Corrupt Practices Act. None of the Loan Parties nor any Restricted Subsidiary and, to the knowledge of the Loan Parties and the Restricted Subsidiaries, none of such Person’s respective Affiliates is in violation of any Applicable Laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and the USA PATRIOT Act. No part of the proceeds of the Loans will be used by any Loan Party or any of their Subsidiaries, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). No Loan Party or any Restricted Subsidiary nor, to the knowledge of any Loan Party, any director, officer, agent, employee or Affiliate of any Loan Party or any Restricted Subsidiary, (i) is a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and none of the Loan Parties or any Restricted Subsidiary will directly or indirectly use the proceeds of the Loans or otherwise knowingly make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

ARTICLE 4

CONDITIONS OF LENDING

The obligations of the Lenders to make Loans hereunder on the Closing Date are subject to the satisfaction of the following conditions:

Section 4.01.                          Conditions to Closing. On the Closing Date:

(a)                                     The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders, a favorable written opinion of Stroock & Stroock & Lavan LLP, counsel for the Borrower (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Collateral Agent and the Lenders, and (C) in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower hereby requests such counsel to deliver such opinion.

(b)                                     [Reserved].

(c)                                      The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party (or Person Controlling such Loan Party that is reasonably acceptable to the Administrative Agent) dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause

(B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or similar body of such Loan Party (or Person Controlling such Loan Party that is reasonably acceptable to the Administrative Agent) authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders or the Administrative Agent may reasonably request.

(d)                                     The Administrative Agent shall have received a certificate in form and substance satisfactory to the Administrative Agent, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01 (other than those conditions which are subject to the request or satisfaction of the Lenders or the Administrative Agent).

(e)                                      The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(f)                                       The Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document.

(g)                                      The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

(h)                                     The Administrative Agent shall have received a notice of Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02).

(i)                                         The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement or to name the Collateral Agent as additional insured, as applicable, in form and substance reasonably satisfactory to the Administrative Agent.

(j)                                        The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties are already qualified by materiality in which case such representations and warranties shall be true and correct in all respects and (ii) to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(k)                                     No Default or Event of Default shall have occurred and be continuing.

(l)                                         The Administrative Agent shall have received a solvency opinion in form and substance and from an independent valuation firm, in each case acceptable to the Administrative Agent.

(m)                                 The Administrative Agent shall have received a copy of the fully executed amendment to the Borrower’s Revolving Credit Facility in form and substance satisfactory to the Administrative Agent.

(n)                                     The Administrative Agent shall have received a copy of the fully executed Intercreditor Agreement in form and substance satisfactory to the Administrative Agent.

(o)                                     The indenture relating to the Existing Notes shall have been fully satisfied and discharged, the obligations and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

(p)                                     The Administrative Agent shall have received (i) the audited consolidated balance sheets and related statements of operations, cash flows and members’ surplus of Holdings for the 2013 fiscal year and (ii) the unaudited consolidated balance sheets and related statements of operations and cash flows of Holdings for the fiscal quarter ended March 31, 2014.

(q)                                     The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from the chief financial officer of the Borrower certifying that each of the Loan Parties after giving effect to the Transactions to occur on the Closing Date, is Solvent.

(r)                                        All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

(s)                                       The Lenders shall have received, to the extent requested at least five (5) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(t)                                        The Borrower shall have obtained a public corporate credit rating from S&P and a public corporate family rating from Moody’s.

Section 4.02.                          Conditions to Closing of Each Incremental Facility. In addition to the conditions in Section 2.24, the agreement of each Lender to make Incremental Loans is subject to the satisfaction of the following conditions precedent:

(a)                                     The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of such date, except (i) to the extent such representations and warranties are already qualified by materiality in which case such representations and warranties shall be true and correct in all respects and (ii) to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(b)                                     No Default or Event of Default shall have occurred and be continuing.

(c)                                      The Administrative Agent shall have received a notice of Borrowing as required by Section 2.03.

Each Borrowing of a Loan (other than a conversion of Loans to the other Type, or a continuation of Eurodollar Loans) by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of the making of such Incremental Loans that the conditions contained in this Section 4.02 have been satisfied.

ARTICLE 5

AFFIRMATIVE COVENANTS

Each of Holdings, Parent and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, Holdings, the Parent and the Borrower will, and will cause each of the Restricted Subsidiaries to:

Section 5.01.                          Existence; Compliance with Laws; Businesses and Properties.

(a)                                     Except as otherwise expressly permitted under Sections 6.06 and 6.09, (i) preserve, renew and maintain in full force and effect its legal existence under the laws of the jurisdiction of its organization and (ii) take all reasonable action to maintain in all respects all rights, privileges (including its good standing), permits, licenses and franchises necessary in the Ordinary Course of Business, except in the case of clause (ii), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)                                     Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, FCPA, OFAC, and laws regarding collection and payment of Taxes, and maintain all approvals necessary to the ownership, lease or operation of its Properties or Real Estate or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release or threatened Environmental Release occurs at, on, under, from or to any Properties or Real Estate of any Loan Party or any Restricted Subsidiary, such Loan Party or such Restricted Subsidiary shall, after obtaining knowledge thereof, promptly and diligently comply with all reporting, investigatory, corrective action and other requirements under Environmental Law to the extent necessary to respond to, remediate or otherwise address the Environmental Release in accordance with Environmental Law, whether or not directed to do so by any Governmental Authority.

(c)                                      Keep each material license affecting any material Property of the Loan Parties or the Restricted Subsidiaries in full force and effect, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)                                     At all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition (except for ordinary wear and tear and casualty and condemnation events) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted in all material respects at all times, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02.                          Insurance. Maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by the Administrative Agent) reasonably satisfactory to Administrative Agent, with respect to the Properties and business of the Loan Parties and the Restricted Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated.

Section 5.03.                          Taxes. Pay and discharge all of its material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

Section 5.04.                          Financial Statements, Reports, etc. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to the Administrative Agent which shall furnish to each Lender:

(a)                                     as soon as available, and in any event within 105 days after the close of each fiscal year (commencing with the fiscal year ending December 31, 2014), balance sheets as of the end of such fiscal year and the related statements of operations, cash flow and members’ surplus for such fiscal year, on a consolidated basis for Holdings and its subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by the Borrower and reasonably acceptable to the Administrative Agent (it being agreed that Deloitte & Touche LLP is acceptable to the Administrative Agent), and shall set forth in comparative form corresponding figures for the preceding fiscal year, together with a “management discussion and analysis” in form consistent with the “management discussion and analysis” delivered in respect of the Existing Notes (which may be set forth in a separate document and not included with the audited financial statements);

(b)                                     within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of operations, cash flow and members’ surplus showing the financial condition of Holdings and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and, other than with respect to quarterly reports during the remainder of the first fiscal year after the Closing Date, comparative figures for the same periods in the immediately preceding fiscal year, which financial statements shall have been subject to a SAS 100 review (or other similar review by Holdings’s accountants if otherwise available) or shall have been certified by Holdings’s chief financial officer as fairly presenting the financial condition and results of operations of Holdings and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with a “management discussion and analysis” in form consistent with the “management discussion and analysis” delivered in respect of the Existing Notes (which may be set forth in a separate document and not included with the quarterly financial statements);

(c)                                      to the extent furnished to lenders under the Revolving Credit Facility, substantially concurrently with such furnishing, the financial statements required by Section 4.1(a)(i) of the Revolving Credit Facility;

(d)                                     concurrently with the delivery of financial statements under clauses (a) and (b) above, (i) a Compliance Certificate executed by the chief financial officer of the Borrower (A) certifying that no Event of Default or, to the knowledge of the chief financial officer, no Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) setting forth computations in reasonable detail satisfactory to the Administrative Agent of the Available Amount (and the application of amounts thereof, if any, during the period covered by such financial statements) and in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth the Borrower’s calculation of Excess Cash Flow and (ii) in the case of a certificate delivered with the financial statements required by paragraph (a) above, beginning with the certificate delivered in respect of the fiscal year ending December 31, 2015, a Perfection Certificate Supplement or a certificate of a Financial Officer of the Borrower confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement delivered pursuant to the Guarantee and Collateral Agreement;

(e)                                      not later than 30 days following the receipt thereof, copies of all management letters and other material reports submitted to Holdings or its subsidiaries by its accountants in connection with such financial statements, if any;

(f)                                       not later than 45 days after the beginning of each fiscal year, projections of the Holding’s consolidated balance sheets and related statements of operations and cash flow for the next fiscal year, quarter by quarter;

(g)                                      promptly after the sending or filing thereof, copies of (i) any proxy statements, financial statements or reports that any Loan Party or any Restricted Subsidiary has made generally available to its members and (ii) any regular, periodic and special reports or registration statements or prospectuses that any Loan Party or any Restricted Subsidiary files with the U.S. Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; provided, however, that with respect to each of the items to be furnished to the Administrative Agent and the Lenders pursuant to this clause (g), each such item shall be deemed to be so furnished to the extent it is posted to a secure, password-protected website to which the Administrative Agent has been granted access and such Loan Party has provided the Administrative Agent and the Lenders with written notice that such item has been posted;

(h)                                     [reserved];

(i)                                         promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(j)                                        within 120 days after the beginning of each fiscal year, at the request of the Administrative Agent or of the Required Lenders and, upon reasonable prior notice, hold a telephonic conference call with all Lenders who choose to participate, at the expense of the participating Lenders, at which meeting the financial results of the previous fiscal year, the financial condition of Holdings and its subsidiaries and the projections presented for the current fiscal year of Holdings shall be reviewed;

(k)                                     [reserved;]

(l)                                         at any time that any of the Borrower’s Subsidiaries is an Unrestricted Subsidiary (other than with respect to Neff Rental Finance Corp.), then the financial statements required by Sections 5.04(a) and (b) shall attach unaudited consolidating financial statements with respect to such Unrestricted Subsidiary (or, in the case of financial statements required by Section 5.04(a), audited consolidating financial statements if required by GAAP) unless (i) such Unrestricted Subsidiary owns tangible assets that have an aggregate fair market value of less than 2.5% of the Consolidated Tangible Assets as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or (b) and has revenues that would account for less than 2.5% of the total consolidated revenues of Holdings for the last four fiscal quarters ended as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or (b) and (ii) taken together, all such Unrestricted Subsidiaries collectively own tangible assets that have an aggregate fair market value of less than 5.0% of the Consolidated Tangible Assets as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or (b) and collectively have revenue that would account for less than 5.0% of the total consolidated revenues of Holdings for the last four fiscal quarters ended as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or (b);

(m)                                 [reserved]; and

(n)                                     such other reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time in connection with any Collateral or any Loan Party’s financial condition or business.

The Borrower hereby acknowledges and agrees that all financial statements and certificates furnished pursuant to paragraphs (a) and (b) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by the fourth paragraph of Section 9.01 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph.

Section 5.05.                          Litigation and Other Notices. Notify the Administrative Agent and the Lenders in writing, promptly after a Loan Party’s obtaining knowledge thereof, of any of the following that affects any Loan Party:

(a)                                     the threat (in writing) or commencement of any proceeding or investigation, whether or not covered by insurance, if the same could reasonably be expected to have a Material Adverse Effect;

(b)                                     any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract, if the same could reasonably be expected to have a Material Adverse Effect;

(c)                                      any termination of, or any event that would permit a third-party counterparty to terminate, a Material Contract or any “event of default” (or such similar term) under or termination of the Revolving Credit Facility (except, in each case, any termination in accordance with its terms) shall have occurred;

(d)                                     the existence of any Default or Event of Default;

(e)                                      any judgment against any Loan Party or any Restricted Subsidiary if the same could reasonably be expected to have a Material Adverse Effect;

(f)                                       the assertion of any Intellectual Property Claim, if the same could reasonably be expected to have a Material Adverse Effect;

(g)                                      any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if the same could reasonably be expected to have a Material Adverse Effect;

(h)                                     any Environmental Release or threatened Environmental Release on, at, under, from or to any Property or Real Estate owned, leased, operated or occupied by a Loan Party or any of its subsidiaries, if the same could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(i)                                         receipt of any Environmental Notice alleging or seeking fines, penalties, damages, or remediation costs, or any Loan Party or any of the Restricted Subsidiaries or their respective Properties becoming subject to any Environmental Liability if the allegations in such Environmental Notice proved to be true could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(j)                                        the occurrence of any ERISA Event if the same, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(k)                                     the discharge of or any withdrawal or resignation by Holdings’s independent accountants;

(l)                                         the occurrence of any event or circumstance that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(m)                                 any negative change in the Borrower’s corporate rating by S&P, in the Borrower’s corporate family rating by Moody’s or in the ratings of the Loans by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or the Loans on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrower or the Loans.

Section 5.06.                          Information Regarding Collateral. Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Holdings, Parent and the Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform

Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

Section 5.07.                          Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities.

(b)                                     Permit the Agents from time to time, subject (except when an Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Loan Party or any Restricted Subsidiary, inspect, audit and make extracts from any Loan Party’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Loan Party’s business, financial condition, assets, and results of operations; provided that, unless an Event of Default shall have occurred and be continuing, the Agents shall not exercise such rights under this Section 5.07(b) more often than one time per fiscal year. Lenders may participate in any such visit or inspection, at their own expense. Neither the Agents nor any Lender shall have any duty to any Loan Party to make any inspection, nor to share any results of any inspection, appraisal or report with any Loan Party. The Loan Parties acknowledge that all inspections, appraisals and reports are prepared by the Agents and the Lenders for their purposes, and none of the Loan Parties or the Restricted Subsidiaries shall be entitled to rely upon them.

(c)                                      Reimburse the Agents for all reasonable charges, costs and expenses of the Agents in connection with examinations of any Loan Party’s books and records or any other financial or Collateral matters as the Agents deem appropriate, up to one time per fiscal year; provided, however, that if an examination is initiated during an Event of Default, all reasonable charges, costs and expenses therefor shall be reimbursed by the Borrower without regard to such limits. Subject to and without limiting the foregoing, the Borrower specifically agrees to pay each Agent’s then standard charges for each day that an employee of such Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of such Agent’s internal appraisal group. This Section 5.07(c) shall not be construed to limit the Agents’ rights to conduct examinations or to obtain appraisals, nor to use third parties for such purposes.

(d)                                     In the case of the Borrower, use commercially reasonable efforts to cause the Loans to be continuously rated by S&P and Moody’s and use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of the Borrower.

Section 5.08.                          Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in the introductory statement to this Agreement.

Section 5.09.                          Additional Guarantors. (a)If, after the Closing Date, (1) the Borrower or any other Loan Party shall acquire or create another Domestic Subsidiary,

(2) any Unrestricted Subsidiary is Redesignated as a Domestic Restricted Subsidiary or (3) any Foreign Restricted Subsidiary guarantees any Indebtedness of the Borrower or another Loan Party, then the Borrower or any other applicable Loan Party shall within five (5) Business Days (or such longer period as may be agreed by the Administrative Agent) (i) cause such Domestic Restricted Subsidiary or Foreign Restricted Subsidiary, as applicable, (A) to become a party to the Guarantee and Collateral Agreement and the Pledge Agreement and (B) to take such actions necessary to grant to the Agents for the benefit of the Secured Parties a perfected second priority security interest in the Collateral and the Pledged Collateral described in the Guarantee and Collateral Agreement and the Pledge Agreement, respectively, with respect to such Domestic Restricted Subsidiary or Foreign Restricted Subsidiary, as applicable, including the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office, and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by applicable law or as may be reasonably requested by the Agents, (ii) execute and deliver to the Agents such amendments to the Pledge Agreement (including schedules thereto) as the Agents deem necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected second priority security interest (subject to Permitted Liens) in the Equity Interests of such Domestic Restricted Subsidiary or Foreign Restricted Subsidiary to the extent required by the Pledge Agreement and deliver the certificates, if any, representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer to the extent required by the Pledge Agreement and (iii) if reasonably requested by the Agents, deliver to the Agents customary legal opinions in form and substance reasonably satisfactory to the Agents and any other agreements, instruments, certificates or documents as may be required pursuant to the Security Documents or as may be reasonably requested by the Agents; provided, however, the Borrower and the Restricted Subsidiaries shall not be required to comply with the provisions of this clause (a) with respect to any such Domestic Restricted Subsidiary (I) that (x) owns tangible assets that have an aggregate fair market value of less than 2.5% of the Consolidated Tangible Assets and (y) together with all such Domestic Restricted Subsidiaries exempted from the requirements of this Section 5.09 pursuant to this proviso own tangible assets that have an aggregate fair market value of less than 5.0% of Consolidated Tangible Assets, in each case, as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or (b) and (II) (x) whose revenues would account for less than 2.5% of the total consolidated revenues of Holdings and (y) whose revenues, taken together with the revenues of all such Domestic Restricted Subsidiaries exempted from the requirements of this Section 5.09 pursuant to this proviso, would account for less than 5.0% of the total consolidated revenues of Holdings, in each case, as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or (b).

(b)                                     Notwithstanding anything to the contrary, any Subsidiary that is a borrower under, or a guarantor with respect to, the Revolving Credit Facility shall be a Guarantor of the Obligations hereunder.

Section 5.10.                          Additional Collateral; Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, and mortgages, if applicable) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and second priority of the security interests created or intended to be created by the Security Documents. In addition, from time to time, Holdings, Parent and Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its and the Restricted Subsidiaries’ assets and properties as the Agents or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of Holdings, Parent, the Borrower and the Restricted Subsidiaries constituting (or required to constitute) Collateral (including properties acquired subsequent to the Closing Date) pursuant to the Security Documents). Such security interests and Liens will be created under the Security Documents and other security agreements and other instruments and documents in form and substance satisfactory to the Collateral Agent, and Holdings, Parent and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section 5.10. The Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

Section 5.11.                          Designation of Unrestricted Subsidiaries.

(a)                                     The Borrower may designate any Subsidiary of the Borrower as an “Unrestricted Subsidiary” under this Agreement (a “Designation”) only if:

(i)                             no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(ii)                            the Borrower or any Restricted Subsidiary would be permitted to make, at the time of such Designation, an Investment pursuant to Section 6.05 in an amount equal to the fair market value of the Borrower’s or such Restricted Subsidiary’s proportionate interest in such Subsidiary on such date; and

(iii)                             the Total Leverage Ratio does not exceed 4.0 to 1.0 on a pro forma basis after giving effect to such Designation tested as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b).

(b)                                     Without limiting the provisions of the foregoing clause (a) and in furtherance thereof, no Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(i)                             has no Indebtedness other than Non-Recourse Debt;

(ii)                          is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Borrower or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates;

(iii)                       is a Person with respect to which neither the Borrower nor any Restricted Subsidiary has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and

(iv)                      has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Borrower or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Borrower or any Restricted Subsidiary.

(c)                                      If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary at such time and, if the Indebtedness is not permitted to be incurred under Section 6.01 or the Lien is not permitted under Section 6.02, the Borrower shall be in default of the applicable Section.

(d)                                     The Borrower may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(i)                             no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation;

(ii)                            all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Agreement; and

(iii)                             the Total Leverage Ratio does not exceed 4.0 to 1.0 on a pro forma basis after giving effect to such Redesignation tested as of most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b).

(e)                                      All Designations and Redesignations shall be evidenced by resolutions of the board of directors of the Borrower, delivered to the Administrative Agent certifying compliance with the foregoing provisions.

Section 5.12.                          Post-Closing Collateral Matters.

Executed and deliver the documents and complete the tasks set forth on Schedule 5.12, in each case, within the time limits specified on such schedule.

ARTICLE 6

NEGATIVE COVENANTS

Holdings, Parent and the Borrower covenant and agree with each Lender that, so long as this Agreement shall remain in effect and until the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, Holdings, Parent and the Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to:

Section 6.01.                          Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)                                     Indebtedness created hereunder and under the other Loan Documents;

(b)                                     Junior Debt; provided (i) (A) in the case of Junior Secured Debt, the Total Leverage Ratio does not exceed 5.50 to 1.00 on a pro forma basis after giving effect to such incurrence of Junior Debt tested as of most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) and (B) in the case of unsecured Indebtedness, the Total Leverage Ratio does not exceed 6.00 to 1.00 on a pro forma basis after giving effect to such incurrence tested as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) in the case of an incurrence of Junior Secured Debt, such Junior Secured Debt is subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, (iv) such Junior Debt has a final maturity no sooner than, and a Weighted Average Life to Maturity no less than, the Loans, (v) there is no borrower or guarantor with respect to such Junior Debt that is not a Loan Party, (vi) in the case of Junior Secured Debt, such Junior Secured Debt is secured by a Lien that does not extend to any assets of Holdings and its subsidiaries that do not constitute Collateral, and (vii) the terms of such Junior Debt when taken as a whole are not more restrictive to the Loan Parties than the terms contained herein;

(c)                                      Permitted Purchase Money Debt;

(d)                                     Indebtedness existing on the date hereof and set forth in Schedule 6.01(d);

(e)                                      to the extent constituting Indebtedness, cash management obligations and other Indebtedness in respect of cash management services in the Ordinary Course of Business, other than obligations outstanding under Hedging Agreements permitted under Section 6.14;

(f)                                       Indebtedness not otherwise permitted pursuant to this Section 6.01 that is in existence when a Person becomes a Restricted Subsidiary or that is secured by an asset when acquired by a Loan Party or a Restricted Subsidiary or that is incurred in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, and, together with any Refinancing Debt in respect thereof, does not exceed $50,000,000 in the aggregate at any time outstanding;

(g)                                      Indebtedness in respect of Sale and Leaseback Transactions in an aggregate principal amount at any time not to exceed the greater of (i) $20,000,000 and (ii) 4.0% of Consolidated Tangible Assets;

(h)                                     Refinancing Debt (other than in respect of Section 6.01(i));

(i)                                         Indebtedness of the Borrower and any Guarantor under the Revolving Credit Facility in an aggregate amount at any time outstanding incurred pursuant to this clause (i) in a principal amount not to exceed the greater of (1) $500,000,000 and (2) the amount determined in accordance with clause (b) of the definition of Borrowing Base (as defined in the Revolving Credit Facility as in effect on the date hereof);

(j)                                        unsecured Indebtedness to Permitted Investors, or any investment fund or vehicle managed, sponsored or advised by a Permitted Investor, and any Affiliate of or successor to any such investment fund or vehicle in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding so long as no cash interest or amortization payments are made on, or required with respect to, such Indebtedness and such Indebtedness has a final maturity date at least six months after the Latest Maturity Date;

(k)                                     intercompany Indebtedness of Parent and the Restricted Subsidiaries to the extent permitted by Section 6.05(e) so long as such Indebtedness is subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;

(l)                                         Indebtedness under Hedging Agreements permitted under Section 6.14;

(m)                                 Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit in the Ordinary Course of Business;

(n)                                     Indebtedness incurred in the Ordinary Course of Business under performance, surety, statutory, and appeal bonds, and Indebtedness incurred in respect of workers’ compensation claims;

(o)                                     Indebtedness consisting of property, casualty, liability, or other insurance premiums due or financed in the Ordinary Course of Business;

(p)                                     indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Loan Parties or any Restricted Subsidiary or Equity Interests of the Loan Parties or any Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (p) shall at no time exceed the gross proceeds actually received by the Loan Parties and the Restricted Subsidiaries in connection with such disposition;

(q)                                     Indebtedness incurred by Foreign Restricted Subsidiaries in an aggregate principal amount not exceeding $20,000,000 at any time outstanding;

(r)                                        [reserved];

(s)                                       Indebtedness that is not included in any of the preceding clauses of this Section 6.01 not to exceed a principal amount in the aggregate at any time equal to the greater of (i) $30,000,000 and (ii) 6.0% of Consolidated Tangible Assets; provided, that Indebtedness incurred by any Restricted Subsidiary that is not a Loan Party shall not exceed $10,000,000 at any time;

(t)                                        Permitted Pari Passu Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt and/or Permitted Unsecured Refinancing Debt and any Refinancing Debt with respect thereto;

(u)                                     Indebtedness of the Borrower in respect of one or more series of senior unsecured notes or senior secured notes that will be secured by the Collateral on a pari passu or junior basis with the Obligations (“Incremental Equivalent Debt”), to the extent that the Borrower would have been permitted to incur such Indebtedness pursuant to, and such Indebtedness shall be deemed to be incurred in reliance on, Section 2.24 (and subject to the conditions set forth therein, other than Section 2.24(b)(iii)); provided that (i) such Incremental Equivalent Debt is not scheduled to mature prior to the Latest Maturity Date then in effect, (ii) the aggregate principal amount of Incremental Equivalent Debt issued pursuant to this clause (u) plus the aggregate principal amount of any Incremental Facilities shall not exceed the Incremental Cap, (iii) such Incremental Equivalent Debt shall not be guaranteed by any person other than a Loan Party (but such Incremental Equivalent Debt may include a co-issuer or co-borrower that is a shell entity that is formed for the sole purpose of acting as co-issuer or co-borrower with respect thereto and holds no assets and has no liabilities other than liabilities with respect to the issuance of such Incremental Equivalent Debt), (iv) in the case of Incremental Equivalent Debt that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of Holdings, Parent, the Borrower or any of the Restricted Subsidiaries other than any asset constituting Collateral, (v) the Weighted Average Life to Maturity of such Incremental Equivalent shall not be less than the Weighted Average Life to Maturity of the Loans outstanding hereunder, (vi) if such Incremental Equivalent Debt is secured, such Incremental Equivalent Debt and the trustee or agent under the documentation governing such Incremental Equivalent Debt shall be subject to the Intercreditor Agreement or another intercreditor agreement satisfactory to the Administrative Agent reflecting the junior or pari passu status of such Incremental Equivalent Debt and (vii) the covenants and events of default applicable to such Incremental Equivalent Debt shall not be, when taken as a whole, materially more favorable to the holders of such Incremental Equivalent Debt than those applicable to the Loans or shall otherwise be reasonably satisfactory to the Administrative Agent (it being agreed that terms applicable only after the Latest Maturity Date are satisfactory); and

(v)                                     all premiums (if any), interest (including interest paid-in-kind), fees (including up-front fees and original issue discount), expenses, charges, accretion of original issue discount and additional or contingent interest on obligations described in clauses (a) through (u) of this Section 6.01.

Section 6.02.                          Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Loan Party or any Restricted Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a)                                     any Lien created under the Loan Documents;

(b)                                     Purchase Money Liens securing Permitted Purchase Money Debt;

(c)                                      Liens for Taxes not yet due or being Properly Contested;

(d)                                     statutory Liens, landlords and mechanics’, workers’, materialmen’s or other like Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is (x) not yet due or payable or (y) being Properly Contested, and (ii) such Liens could not reasonably be expected to have a Material Adverse Effect;

(e)                                      Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Indebtedness), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, including rights of offset and set-off;

(f)                                       pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation;

(g)                                      Liens arising by virtue of a judgment or judicial order against any Loan Party or any Restricted Subsidiary, or any Property of any Loan Party or any Restricted Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested and (ii) with respect to any such Liens on the Collateral, at all times junior to the Collateral Agent’s Liens;

(h)                                     easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i)                                         normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j)                                        Liens securing the obligations of any Loan Party or any Restricted Subsidiary with respect to (i) Indebtedness permitted under Section 6.01(i) and Related Swap Contracts (as defined in the Revolving Credit Facility as in effect on the date hereof), (ii) Junior Secured Debt permitted under Section 6.01(b), (iii) Indebtedness permitted under Section 6.01(q), provided such Liens permitted by this clause (iii) encumber the assets of one or more Foreign Restricted Subsidiaries only and such assets do not constitute Collateral, (iv) rental split arrangements, (v) Indebtedness permitted under Section 6.01(g), provided such Liens permitted by this clause (v) encumber only the assets subject to such Sale and Leaseback Transactions; (vi) Indebtedness permitted under Section 6.01(h) so long as the Indebtedness being refinanced is secured by a Lien; (vii) Permitted Pari Passu Priority Refinancing Debt and/or Permitted Junior Priority Refinancing Debt; and (viii) Indebtedness permitted under Section 6.01(u).

(k)                                     existing Liens shown on Schedule 6.02; provided, that such Liens shall secure only those obligations which they secure on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(l)                                         Liens arising with respect to pledges and deposits made in the Ordinary Course of Business securing deductibles, self-insurance, insurance premiums, co-payment, co-insurance, retentions and similar obligations to providers of insurance; and pledges and deposits in the Ordinary Course of Business securing liability for reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Loan Party or any Restricted Subsidiary;

(m)                                 Liens arising with respect to operating leases of the Property of any Loan Party or any Restricted Subsidiary, in each case entered into in the Ordinary Course of Business;

(n)                                     Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party or any Restricted Subsidiary in the Ordinary Course of Business;

(o)                                     Liens on property existing at the time such property or the Person that owns such property is acquired or merged with or into or consolidated with Loan Party or any Restricted Subsidiary to the extent permitted hereunder; provided that (i) such Lien secures Indebtedness permitted by Section 6.01(f), (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (iii) such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principle amount thereof;

(p)                                     the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(q)                                     Liens on (i) Inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of (x) bankers’ acceptances issued or created for the account of such Person or (y) trade accounts payable incurred in the Ordinary Course of Business, in each case, to facilitate the purchase, shipment or storage of such Inventory or other goods and (ii) Inventory to secure obligations for the deferred purchase price of such Inventory, payment for which is deferred for less than six (6) months;

(r)                                        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(s)                                       Liens (i) on cash advances or deposits in favor of the seller of any property to be acquired in an acquisition to be applied against the purchase price for such acquisition and (ii) consisting of an agreement to transfer any property in a disposition, in each case, solely to the extent such acquisition or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(t)                                        Liens with respect to any interest or title of a lessor under leases entered into by any Loan Party or any Restricted Subsidiary in the Ordinary Course of Business;

(u)                                     any attachment or judgment Lien not constituting an Event of Default; and

(v)                                     other Liens securing liabilities permitted hereunder in an aggregate amount at any time outstanding not to exceed the greater of (i) $30,000,000 and (ii) 6.0% of Consolidated Tangible Assets.

Section 6.03.                          Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (such transaction, a “Sale and Leaseback Transaction”) unless (a) the sale or transfer of such property is permitted by Sections 6.06 and 6.09 and (b) any Indebtedness or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

Section 6.04.                          Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) the Borrower and any Restricted Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders, (ii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Holdings, Parent or the Borrower may repurchase its Equity Interests owned by its equity holders in an aggregate amount not to exceed the sum of (A) $2,000,000 during any fiscal year; provided that any unused amounts in any fiscal year shall be permitted to be carried over to subsequent fiscal years;

provided that the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (without giving effect to any amounts carried over from prior fiscal years) and then from the amount carried over to such fiscal year plus (B) the proceeds of any key man life insurance received during such fiscal year, (iii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (A) Parent may make a Restricted Payment to Holdings to allow Holdings to, and Holdings may, purchase, redeem or otherwise acquire or retire for value Equity Interests of Holdings, Parent or the Borrower deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests or other convertible securities to the extent such Equity Interests represent a portion of the exercise or exchange price thereof and (B) Parent may make a Restricted Payment to Holdings to allow Holdings to, and Holdings may, purchase, redeem or otherwise acquire or retire for value Equity Interests of Holdings, Parent or the Borrower made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants or other similar rights; (iv) Parent may make a Restricted Payment to Holdings to allow Holdings to, and Holdings may, make Restricted Payments in cash in lieu of fractional Equity Interests of Holdings, Parent or the Borrower; provided that the amount of cash paid by Holdings, Parent or the Borrower in lieu of fractional Equity Interests of the Borrower shall not exceed $500,000 in the aggregate; (v) Parent may make a Restricted payment to Holdings to allow Holdings to, and Holdings may, make the 2014 Distribution on the Closing Date; (vi) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom and the Total Leverage Ratio would not exceed 4.75 to 1.00 on a pro forma basis after giving effect to such Restricted Payment tested as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), Holdings, Parent, the Borrower and any Restricted Subsidiary may make Restricted Payments from the Available Amount; provided that Restricted Payments may be made pursuant to clause (a)(i) of the definition of Available Amount so long as the Total Leverage Ratio would not exceed 5.50 to 1.00 on a pro forma basis after giving effect to such Restricted Payment tested as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b); and (vii) Holdings and Parent may make Permitted Tax Distributions.

(b)                                 Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of any Loan Party or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Restricted Subsidiary by the terms of any Indebtedness of such Foreign Restricted Subsidiary permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (F) clause (i) of the foregoing shall not apply to customary restrictions and conditions contained in contractual obligations governing Indebtedness permitted pursuant to Section 6.01(b), (f), (g), (h), (l) or (s), provided that such limitations shall not restrict the Loan Parties’ ability to grant liens on the Collateral pursuant to the Security Documents, impair the rights or benefits of the Secured Parties in any Collateral or otherwise impair the ability of the Loan Parties to perform their obligations under the Loan Documents; (G) the foregoing clause (i) shall not apply to customary restrictions and conditions contained in agreements relating to a merger of the Borrower permitted hereunder pursuant to Section 6.09(b)(ii) pending such merger, provided that such limitations shall not restrict the Loan Parties’ ability to grant liens on the Collateral pursuant to the Security Documents, impair the rights or benefits of the Secured Parties in any Collateral or otherwise impair the ability of the Loan Parties to perform their obligations under the Loan Documents; and (H) the foregoing shall not apply to restrictions and conditions in effect on the Closing Date as shown on Schedule 3.10 (and any renewal, extension or replacement therefor so long as such renewal, extension or replacement does not expand the scope of any applicable restriction or condition).

Section 6.05.                          Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person (“Investments”), except:

(a)                                 (i) Investments by the Loan Parties and the Restricted Subsidiaries existing on the date hereof in the Equity Interests of the Subsidiaries and (ii) additional Investments by the Loan Parties and the Restricted Subsidiaries in the Equity Interests of the Restricted Subsidiaries; provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Pledge Agreement (subject to the limitations applicable to voting stock of a Foreign Subsidiary referred to therein) and (B) the aggregate amount of Investments made after the Closing Date by Loan Parties in Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such Investments) at any time outstanding shall not exceed the greater of $20,000,000 and 3.75% of Consolidated Tangible Assets;

(b)                                 Investments existing on the Closing Date and set forth on Schedule 6.05;

(c)                                  cash on deposit with a financial institution and Cash Equivalents;

(d)                                 [reserved];

(e)                                  loans or advances made by the Loan Parties to any Restricted Subsidiary and made by any Restricted Subsidiary to any Loan Party or any other Restricted Subsidiary; provided that (i) such loans and advances shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement and (ii) the amount of such loans and advances made by Loan Parties to Restricted Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (a) above;

(f)                                   Hedging Agreements permitted by Section 6.14;

(g)                                  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h)                                 lease, utility and other similar deposits in the Ordinary Course of Business;

(i)                                     Investments made by any Loan Party or any Restricted Subsidiary for consideration consisting only of Equity Interests of Holdings;

(j)                                    stock, obligations or securities received in settlement of debts created in the Ordinary Course of Business and owing to the Loan Parties or any Restricted Subsidiary or in satisfaction of judgments;

(k)                                 Investments owned by any Person at the time it becomes a Restricted Subsidiary not made in contemplation of the acquisition of such Person (but excluding Investments in subsidiaries which are otherwise permitted by this Section 6.05);

(l)                                     (i) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business, (ii) advances or loans to an officer or an employee related to tax withholding in respect of management equity incentive awards and (iii) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business;

(m)                             Permitted Acquisitions;

(n)                                 so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, other Investments made from the Available Amount; and

(o)                                 any other Investments by the Loan Parties and the Restricted Subsidiaries after the Closing Date in an aggregate amount not to exceed the greater of (i) $20,000,000 and (ii) 4.0% of Consolidated Tangible Assets (less the aggregate amount of Investments made in Unrestricted Subsidiaries or joint ventures pursuant to Section 6.05(n) above from amounts described in clause (a)(i) in the definition of Available Amount) at any one time outstanding (determined without regard to any write-downs or write-offs of such Investments).

Section 6.06.                          Disposition of Assets. Make any Asset Sale otherwise permitted under Section 6.09 unless (a) no Event of Default has occurred and is continuing or would result from such Asset Sale, (b) such Asset Sale is for consideration at least 75% of which is cash, (c) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of; provided that the proceeds of any Asset Sale shall be subject to the provisions of Section 2.13(a).

Section 6.07.                          [Reserved].

Section 6.08.                          Restrictions on Payment of Certain Indebtedness. (a) (i) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal, interest and fees as and when due (to the extent not prohibited by applicable subordination provisions or intercreditor agreement), in respect of, or pay, or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Junior Debt except (A) Refinancing Debt with respect to such Indebtedness to the extent permitted by Section 6.01, and (B) intercompany Indebtedness owed to a Loan Party, or (ii) pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities.

(b)                                 Notwithstanding the foregoing, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and its Restricted Subsidiaries may prepay, redeem, purchase, defease or otherwise satisfy Junior Debt or make payments prohibited by Section 6.08(a) in an aggregate amount not to exceed the sum of (i) $2,000,000 per fiscal year; provided that any unused amounts in any fiscal year shall be permitted to be carried over to subsequent fiscal years; provided that the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (without giving effect to any amounts carried over from prior fiscal years) and then from the amount carried over to such fiscal year plus (ii) so long as the Total Leverage Ratio shall not exceed 4.75 to 1.00 on a pro forma basis after giving effect to such prepayment, redemption, purchase, defeasance or satisfaction and at the time of and immediately after giving effect to such prepayment, redemption, purchase, defeasance or satisfaction tested as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), the Available Amount.

Section 6.09.                          Fundamental Changes. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of Holdings or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that (a) any Loan Party and any Restricted Subsidiary may purchase and sell inventory in the Ordinary Course of Business and (b) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any Wholly Owned Restricted Subsidiary may merge with and into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) [Reserved], (iii) any Wholly Owned Restricted Subsidiary may merge into or consolidate with (including by dissolution thereof) any other Wholly Owned Restricted Subsidiary in a transaction in which the surviving entity is a Wholly Owned Restricted Subsidiary and no Person other than the Borrower or a Wholly Owned Restricted Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party) and (iv) any Loan Party may (a) make Permitted Acquisitions and any other Investment permitted under Section 6.05 and (b) enter into Sale and Leaseback Transactions.

Section 6.10.                          [Reserved].

Section 6.11.                          Amendments to Other Indebtedness and Agreements. Permit or enter into (a) any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Junior Debt of any of the Loan Parties or any of the Restricted Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would, taken as a whole, materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner materially adverse to the Lenders, taken as a whole, (b) any waiver, supplement, modification or amendment of any Organic Documents of any Loan Party or any Restricted Subsidiary to the extent any such waiver, supplement, modification or amendment would be materially adverse to the Lenders or (c) any waiver, supplement, modification or amendment of the Revolving Credit Facility or any documentation related thereto if such waiver, supplement, modification or amendment (i) increases the commitments thereunder or the principal amount of outstanding loans and/or letters of credit thereunder to an amount greater than the principal amount of Indebtedness permitted to be incurred under Section 6.01(i), (ii) adds amortization (other than nominal amortization) or adds or changes any redemption, put or mandatory prepayment provisions (or any definitions in respect thereof), but excluding modifications to thresholds and conditions relating to the exercise of cash dominion, in a manner more onerous to the Loan Parties or the Restricted Subsidiaries than those in effect as of the date hereof, (iii) results in the Obligations not being permitted under the Revolving Credit Facility, (iv) restricts, limits or conditions any required payments (including mandatory prepayments) in respect of all or any portion of the Obligations (other than restrictions or conditions in effect as of the date hereof) or (v) would contravene the terms of the Intercreditor Agreement.

Section 6.12.                          [Reserved].

Section 6.13.                          Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.02; or change its fiscal year.

Section 6.14.                          Hedging Agreements. Enter into any Hedging Agreement, except to hedge bona fide risks arising in the Ordinary Course of Business and not for speculative purposes.

Section 6.15.                          Conduct of Business. Fail to be engaged (directly or indirectly) primarily in the business conducted by it on the Closing Date or any business reasonably related, complementary or ancillary thereto (including related, complementary or ancillary technologies) or reasonable extensions thereof.

Section 6.16.                          Affiliate Transactions. Except for transactions between or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions at prices and on terms and conditions not less favorable taken as a whole to the Loan Parties than could be obtained on an arm’s length basis from unrelated third parties; (b) payment of (i) compensation and benefits to officers and employees and (ii) directors’ (or managers or equivalent) fees and indemnities, including, in each case of clauses (i) and (ii), the payment of incentive bonuses and other compensation, if any, paid or payable to employees and/or members of the board of managers (or equivalent); (c) [reserved]; (d) transactions with Affiliates that were entered into prior to the Closing Date, as shown on Schedule 6.16 or any amendment thereto or renewals or extension thereof to the extent such an amendment is not adverse to the Lenders in any material respect; (e) Investments permitted under Section 6.05(a), (e), (i), (k) and (l); (f) Restricted Payments permitted under Section 6.04; (g) Indebtedness permitted under Sections 6.01(j) and (k); (h) sales and issuances of Equity Interests of Holdings otherwise permitted under the Loan Documents; (i) transactions where the only consideration paid by any Loan Party consists of Equity Interests of Holdings and such transaction is not otherwise prohibited by the Loan Documents; and (j) reimbursement of out-of-pocket expenses incurred by Permitted Investors (or any of their principals, employees, agents or other representatives) in connection with its performance of management, consulting, monitoring, financial advisory or other services provided to Holdings and its Subsidiaries.

Section 6.17.                          Plans. Become party to any Multiemployer Plan other than any in existence on the Closing Date.

Section 6.18.                          [Reserved].

Section 6.19.                          Limited Activities. (i) With respect to Holdings, engage in any business activities or have any assets or liabilities other than its ownership of the Equity Interests of Parent and activities and liabilities incidental thereto, including its liabilities pursuant to the Guarantee and Collateral Agreement and the Pledge Agreement; provided Holdings may incur Indebtedness and Liens and make Restricted Payments to the extent permitted by the other Sections of this Article 6; provided, further that Holdings will not create, incur, assume or permit to exist any Lien (other than (i) Liens created under the Loan Documents and (ii) Liens of a type described in clause (c), (d), (g), (j)(i), (j)(ii), (j)(vi), (j)(vii), (j)(viii), (k) (it being understood that such Lien will be terminated substantially concurrently with the consummation of the Transactions) and (u) of Section 6.02) on any Equity Interests issued by Parent, and (ii) with respect to Parent, have any direct Subsidiary other than Borrower.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01.                          Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a)                                 any representation or warranty made or deemed made in or in connection with any Loan Document hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b)                                 default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)                                  default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)                                 default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Section 5.01(a), 5.05(d) or 5.08 or in Article 6;

(e)                                  default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice shall also be given at the request of any Lender) or (ii) knowledge thereof of the Borrower;

(f)                                   (i) any Loan Party shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable or (ii) any other event or condition (other than, in the case of the following clause (A), an event or condition described in clause (e) of the definition of “Change of Control”) occurs that (A) enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (B) results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided, further that with respect to the Revolving Credit Facility, no default or event of default thereunder shall constitute an Event of Default under this clause (f) unless the maturity of the loans under the Revolving Credit Facility have been accelerated by the lenders thereunder (or the commitments under the Revolving Credit Facility have been terminated);

(g)                                  an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, Parent, Borrower or any Subsidiary, or of a substantial part of the property or assets of Holdings, Parent, Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, Parent, Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, Parent, Borrower or any Subsidiary or (iii) the winding-up or liquidation of Holdings, Parent, Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)                                 Holdings, Parent, Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, Parent, Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, Parent, Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i)                                     one or more judgments shall be rendered against any Loan Party or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Loan Party to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $30,000,000 (net of any insurance coverage therefor as to which the insurer has been notified of such judgment and does not deny coverage) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j)                                    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $30,000,000;

(k)                                 any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l)                                     any security interest in any material portion of the Collateral purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, second priority interest therein (subject to Permitted Liens) and;

(m)                                     a Change of Control shall have occurred;

then, and in every such event (other than an event with respect to Holdings, the Parent or the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings, the Parent or the Borrower described in paragraph (g) or (h) above, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of Holdings, the Parent or the Borrower, as applicable, accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Holdings, the Parent and the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE 8

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT; ETC.

Each Lender hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “Agent” or “agent” herein or in any other Loan Documents (or any other similar term) with reference to an Agent, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between the contracting parties. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or any other advisory capacity for, and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any applicable Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, Parent, Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own bad faith, its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Neither Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the Resignation Effective Date, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent (other than any rights to indemnity payments owed to the retiring Agent), and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the Loan Documents) allowed in such proceeding, and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Agents (other than the Administrative Agent) to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the other Agents, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under the Loan Documents.

The Secured Parties irrevocably authorize each Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by such Agent under any Loan Document (x) upon payment in full of all Obligations (other than contingent indemnification obligations), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 9.08, if approved, authorized or ratified in writing by the Required Lenders; (ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(c); and (iii) to release any Guarantor from its obligations under the Guarantee of the Obligations if such Person ceases to be a Loan Party as a result of a transaction permitted under the Loan Documents. Upon written request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary from its obligations under the Loan Documents pursuant to this paragraph. The Collateral Agent shall not be responsible for, or have a duty to, ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Lead Arranger, the Syndication Agent and the Documentation Agent are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Lead Arranger, the Syndication Agent and the Documentation Agent shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, neither the Lead Arranger nor the Bookrunner in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

ARTICLE 9

MISCELLANEOUS

Section 9.01.                          Notices; Electronic Communications. Except for notices and other communications expressly permitted to be given by telephone hereunder (and except as provided in this Section 9.01), notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)                                         if to Holdings, Parent or the Borrower, to it at Neff LLC, 3750 N.W. 87th Avenue, Suite 400, Miami, Florida 33178, Attn: Mark Irion, Chief Financial Officer, Fax No. 305-513-4156, Email: mirion@neffcorp.com;

(b)                                         if to the Administrative Agent, to Credit Suisse AG, Cayman Islands Branch, Eleven Madison Avenue, 23rd Floor, New York, NY 10010, Fax No. 212-322-2291, Attn: Sean Portrait— Agency Manager, Email: agency.loanops@credit-suisse.com;

(c)                                          if to the Collateral Agent, to Credit Suisse AG, Cayman Islands Branch, Eleven Madison Avenue, 23rd Floor, New York, NY 10010, Telephone No. 212-538-3525, Attn: Loan Operations — Boutique Management, Nirmala Durgana, Email: list.ops-collateral@credit-suisse.com;

(d)                                         if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Restricted Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, Holdings, Parent and the Borrower agree, and agree to cause the Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

Holdings, Parent and the Borrower hereby acknowledge that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Holdings, Parent and the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, Parent, the Borrower or their securities or subsidiaries) (each, a “Public Lender”). Holdings, Parent and the Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Holdings, Parent and the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings, Parent and the Borrower or their securities or subsidiaries for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly prior to their intended distribution that any such document contains material non-public information: (1) the Loan Documents, (2) notification of changes in the terms of the Loans and (3) all information delivered pursuant to Section 5.04(a) and (b).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings, Parent and the Borrower or their securities and subsidiaries for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.02.                          Survival of Agreement. All covenants, agreements, representations and warranties made by Holdings, Parent and the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making of the Loans by the Lenders, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

Section 9.03.                          Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, Parent and the Borrower, and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.04.                          Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of Holdings, the Parent, the Borrower, the Administrative Agent, the Collateral Agent, or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)                                 Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it), with the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed) and the Borrower (not to be unreasonably withheld or delayed; provided, however, that (i) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, (ii) the consent of the Borrower shall not be required (A) for assignments to Lenders or Affiliate of a Lender and a Related Fund or (B) after the occurrence and during the continuance of an Event of Default under Section 7.01(b), (c), (g) or (h); (iii) the amount of Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Loans); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (iv) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an

Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any fees accrued for its account and not yet paid); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to (A) any Disqualified Institution, (B) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B), or (C) a natural person. Each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Institution. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an Event of Default under Section 7.01(b), (c), (g) or (h) has occurred and is continuing. The Borrower shall make available to any Lender upon request of such Lender the list of Disqualified Institutions. Any and all assignments to Disqualified Institutions shall be subject to Section 2.21.

(c)                                  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and the outstanding balances of its Loans, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)                                 The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)                                   Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other Persons (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered to the participating Lender)) to the same extent as if they were Lenders and had acquired their interests by assignment pursuant to Section 9.04(b); provided that such Participant (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section 9.04; and (B) shall not be entitled to receive any greater payment under Sections 2.14 or 2.20 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation, (iv) each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21 with respect to any Participant and (v) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.06 or 6.09) or all or substantially all of the Collateral). For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.05(c) with respect to any payments made by such Lender to its Participant(s). To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)                                  Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Loan Parties furnished to such Lender by or on behalf of the Loan Parties; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall agree (pursuant to customary procedures and subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h)                                 Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)                                     Except to the extent a merger expressly permitted under Section 6.09(b) constitutes an assignment by operation of law, the Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(j)                                    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(k)                                 Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Loans hereunder to any Person who, after giving effect to such assignment, would be an Affiliated Lender in accordance with Section 9.04(b); provided that:

(i)                             such assignment is made pursuant to (A) an open market purchase (including, for the avoidance of doubt, any purchase made during the initial syndication of the Loans) on a non-pro rata basis or (B) a Dutch Auction (or other procedures approved by the Administrative Agent) open to all Lenders on a pro rata basis;

(ii)                            in the case of an assignment to a Non-Debt Fund Affiliate, the assigning Lender and such Non-Debt Fund Affiliate purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an Assignment and Acceptance; and

(iii)                             in the case of an assignment to an Affiliated Lender, at the time of such assignment and after giving effect to such assignment, Affiliated Lenders (including, for the avoidance of doubt, Debt Fund Affiliates and Non-Debt Fund Affiliates) shall not, in the aggregate, hold an aggregate principal amount of Loans (and participating interests in Loans) in excess of 25% of the aggregate principal amount of all Loans then outstanding.

To the extent not previously disclosed to the Administrative Agent, the Borrower shall, upon reasonable request of the Administrative Agent, report to the Administrative Agent the amount of Loans held by Affiliated Lenders and the identity of such holders.

(l)                                          Notwithstanding anything in Section 9.08 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) consented (or not consented) to any plan of reorganization, (iii) otherwise acted on any matter related to any Loan Document or (iv) directed or required the Agents or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document (collectively, “Required Lender Consent Items”), a Non-Debt Fund Affiliate shall be deemed to have voted its interest as a Lender in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Non-Debt Fund Affiliates, unless the Required Lender Consent Item relates to a waiver, amendment or modification of the type described in the proviso to Section 9.08(b) or the result of such Required Lender Consent Item would otherwise reasonably be expected to deprive such Non-Debt Fund Affiliate of its pro rata share (compared to Lenders which are not Non-Debt Fund Affiliates) of any payments to which such Non-Debt Fund Affiliate is entitled under the Loan Documents without such Non-Debt Fund Affiliate providing its consent (in which case for purposes of such vote such

Non-Debt Fund Affiliate shall have the same voting rights as other Lenders which are not Non-Debt Fund Affiliates).

(m)                                       Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Loans to any Purchasing Borrower Party in accordance with Section 9.04(b); provided that:

(i)                             the assigning Lender and the Purchasing Borrower Party purchasing such Lender’s Loans, as applicable, shall execute and deliver to the Administrative Agent an Assignment and Acceptance;

(ii)                            such assignment shall be made (A) pursuant to a Dutch Auction (or other procedures approved by the Administrative Agent) open to all Lenders on a pro rata basis or (B) pursuant to other procedures approved by the Administrative Agent open to one or more Lenders on a pro rata basis or to all Lenders on a pro rata basis;

(iii)                             immediately after giving effect to any such purchase, no Default or Event of Default shall exist;

(iv)                           gain from any such purchase shall not increase Consolidated EBITDA;

(v)                           no proceeds from Indebtedness (including, without limitation, loans under the Revolving Credit Facility) shall be used to fund any such purchase; and

(vi)                           the aggregate outstanding principal amount of the Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Loans purchased pursuant to this Section 9.04(m).

(n)                                        Notwithstanding anything to the contrary contained herein, no Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to this Agreement) or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or any other such Lender under the Loan Documents in the absence, with respect to any such Person, of the gross negligence, bad faith or willful misconduct by such Person and its Related Parties (as determined by a court of competent jurisdiction by final and nonappealable judgment).

Section 9.05.                          Expenses; Indemnity. (a) The Borrower agrees, to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent in connection with the syndication of the Loans and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the reasonable and documented fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.

(b)                                         The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender and each such persons respective officers, directors employees agents advisors representatives controlling persons members successors and permitted assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented fees, charges and disbursements, one firm of counsel for the Indemnitees collectively and, if reasonably necessary, a single local counsel in each appropriate jurisdiction and one or more special counsel (and, in the case of a conflict of interest, one additional counsel to the affected Indemnitee and, if reasonably necessary, one additional local counsel to the affected Indemnitee in any relevant jurisdiction)) incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Loans), (ii) the use of the proceeds of the Loans, (iii) any actual or alleged presence or Environmental Release of Hazardous Materials on, at, under, to or from any property currently or formerly owned, leased or operated by any Loan Party or any of its respective subsidiaries, or any Environmental Notice or Environmental Liability related in any way to any Loan Party or any of its respective subsidiaries or their respective current or former Properties or Real Estate, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the bad faith, material breach of this Agreement, gross negligence or willful misconduct of such Indemnitee or its Related Parties or (B) arise out of or in connection with any claim that does not involve any act or omission by the Borrower or any of its Affiliates and is a dispute solely among Indemnitees (other than a claim against an Agent, the Lead Arranger or Bookrunner, each in its capacity as such). Notwithstanding the foregoing, in no event shall the Borrower have any liability with respect to the settlement or compromise of any claim or proceeding effected without the Borrower’s prior written consent; provided, however, if at any time an Indemnitee shall have requested that the Borrower reimburse such Indemnitee for legal or other expenses in connection with investigating, responding to or defending any proceeding covered by this Section 9.05, the Borrower shall be liable for any settlement of any proceeding effected without the Borrower’s prior written consent if (A) such settlement is entered into more than 30 days after receipt by the Borrower of such written request for reimbursement and (B) the Borrower shall not have reimbursed such Indemnitee in accordance with such written request prior to the date of such settlement. This Section 9.05(b) shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                          To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section 9.05, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans at the time (in each case, determined as if no Lender were a Defaulting Lender).

(d)                                         To the extent permitted by applicable law, (i) the Borrower shall not assert, and hereby waives, any claim against any Indemnitee on any theory of liability and (ii) each Agent and each Lender shall not assert, and hereby waives, any claim against any of the Loan Parties on any theory of liability, in each case, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that this Section 9.05(d) shall not otherwise limit any indemnification obligations under the other provisions of this Section 9.05.

(e)                                          The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

Section 9.06.                          Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any of and all the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.07.                          Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08.                          Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)                                         Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders); provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest or premium on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest or premium on any Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any fees or premiums of any Lender without the prior written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 shall not constitute an increase of any Commitment of any Lender), (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(i) or the provisions of this Section 9.08 or release any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.06) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of collateral and payments due to Lenders holding Loans of one tranche differently from the rights of Lenders holding Loans of any other tranche without the prior written consent of Lenders holding a majority in interest of the outstanding Loans of each adversely affected tranche, (v) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent.

(c)                                          The Administrative Agent and the Borrower may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

(d)                                         Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower may enter into Extension Amendments in accordance with Section 2.22 and Incremental Facility Amendments in accordance with Section 2.24, and such Extension Amendments and Incremental Facility Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case without any further action or consent of any other party to any Loan Document.

Section 9.09.                          Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.10.                          Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11.                          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12.                          Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13.                          Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission or in electronic (i.e., “pdf” or “tif”) format shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.14.                          Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15.                          Jurisdiction; Consent to Service of Process. (a) Holdings, Parent and the Borrower hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County in the borough of Manhattan, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings, Parent, the Borrower or their respective properties in the courts of any jurisdiction.

(b)                                         Holdings, Parent and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.16.                          Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (excluding, in the case of clauses (a), (d), (e) and (h) to Disqualified Institutions) (a) to its and its Affiliates’ Related Parties on a confidential basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), in which case the Administrative Agent, the Collateral Agent or such Lender, as applicable, shall use commercially reasonable efforts to inform the Loan Parties thereof prior to such disclosure to the extent not prohibited by law, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions no less restrictive than those of this Section 9.16, to (1) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Holdings, Parent, the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower, (g) to the extent such Information becomes (x) publicly available other than as a result of a breach of this Section 9.16, or (y) becomes available to the Administrative Agent, any Lender or any of their Affiliates on non-confidential basis form a source other than the Loan Parties to the extent the source is not, to the knowledge of the Administrative Agent, Lender or Affiliate, subject to contractual or fiduciary confidentiality obligations owing to the Loan Parties or any of their Related Parties, (h) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loans or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans or (i) to market data collectors, similar services, providers to the lending industry and service providers to the Administrative Agent; provided that the disclosure of such information is necessary to the administration and management of this Agreement and the Loan Documents. For the purposes of this Section, “Information” shall mean all information received from Holdings, Parent or the Borrower and related to Holdings, Parent, the Borrower or its business or affiliates, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by Holdings, Parent or the Borrower; provided that, in the case of Information received from Holdings, Parent or the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Section 9.17.                          Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any

Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 9.18.                          USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each Guarantor in accordance with the USA PATRIOT Act.

Section 9.19.                          No Fiduciary Duty. Each Agent, the Arranger, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Loan Parties, their equityholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its equityholders or its Affiliates, on the other. The Loan Parties acknowledge and agree that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its equityholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its equityholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, equityholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto

Section 9.20.                          Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NEFF HOLDINGS LLC,
as Holdings

By:	/s/ Mark Irion
	Name:	Mark Irion
	Title:	Chief Financial Officer,
Treasurer and Secretary

NEFF LLC,
as Parent

By:	/s/ Mark Irion
	Name:	Mark Irion
	Title:	Chief Financial Officer,
Treasurer and Secretary

NEFF RENTAL LLC,
as Borrower

By:	/s/ Mark Irion
	Name:	Mark Irion
	Title:	Chief Financial Officer,
Treasurer and Secretary

[Signature Page to Second Lien Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and Collateral Agent

By:	/s/ Mikhail Faybusovich
	Name:	MIKHAIL FAYBUSOVICH
	Title:	AUTHORIZED SIGNATORY

By:	/s/ Tyler R. Smith
	Name:	Tyler R. Smith
	Title:	Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Mikhail Faybusovich
	Name:	MIKHAIL FAYBUSOVICH
	Title:	AUTHORIZED SIGNATORY

By:	/s/ Tyler R. Smith
	Name:	Tyler R. Smith
	Title:	Authorized Signatory

[Signature Page to Second Lien Credit Agreement]